     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2000
                                              REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            PAIN THERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7841                              91-1911336
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                        250 EAST GRAND AVENUE, SUITE 70
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 624-8200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  REMI BARBIER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        250 EAST GRAND AVENUE, SUITE 70
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 624-8200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           MICHAEL J. O'DONNELL, ESQ.                          PETER T. HEALY, ESQ.
           MARTIN J. WATERS III, ESQ.                         O'MELVENY & MYERS LLP
        WILSON SONSINI GOODRICH & ROSATI                     EMBARCADERO CENTER WEST
            PROFESSIONAL CORPORATION                      275 BATTERY STREET, SUITE 2600
               650 PAGE MILL ROAD                          SAN FRANCISCO, CA 94111-3305
            PALO ALTO, CA 94304-1050                              (415) 984-8833
                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE               AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE (1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............................       $75,000,000               $19,800
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.
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                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus front cover pages: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are otherwise identical in all respects. The international version of the front cover is included immediately before Part II of this registration statement.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 13, 2000

                                      LOGO

                                                 SHARES

                                  COMMON STOCK

     Pain Therapeutics, Inc. is offering                shares of its common
stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq Stock Market's National Market under the symbol "PTIE." We anticipate that the initial public offering price will be between
$               and $               per share.
                           -------------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                           -------------------------

                                                            PER SHARE     TOTAL
                                                            ----------    ------
Public Offering Price.....................................  $             $
Underwriting Discounts and Commissions....................  $             $
Proceeds to Pain Therapeutics, Inc........................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Pain Therapeutics, Inc. has granted the underwriters a 30-day option to
purchase up to an additional                shares of common stock to cover
over-allotments.
                           -------------------------
ROBERTSON STEPHENS
                       CIBC WORLD MARKETS
                                            LAZARD FRERES & CO. LLC
               THE DATE OF THIS PROSPECTUS IS             , 2000.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON PRESS RELEASES, NEWS ARTICLES OR OTHER INFORMATION NOT CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.
                           -------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................         1
Risk Factors................................................         6
Forward-Looking Statements..................................        18
Use of Proceeds.............................................        19
Dividend Policy.............................................        19
Capitalization..............................................        20
Dilution....................................................        22
Selected Financial Data.....................................        23
Management's Discussion and Analysis of Financial Condition
  and
  Results of Operations.....................................        24
Business....................................................        29
Management..................................................        42
Certain Relationships and Related Transactions..............        50
Principal Stockholders......................................        51
Description of Capital Stock................................        54
Shares Eligible for Future Sale.............................        57
Underwriting................................................        60
Legal Matters...............................................        63
Experts.....................................................        63
Where You Can Find More Information.........................        63
Index to Financial Statements...............................       F-1

                           -------------------------

     Pain Therapeutics and our logo are trademarks of Pain Therapeutics, Inc. This prospectus also contains trademarks and tradenames of other parties.

     In this prospectus, "Pain Therapeutics," the "Company," "we," "us" and "our" refer to Pain Therapeutics, Inc., which is a Delaware corporation.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the following summary together with the more detailed information in this prospectus, including risk factors, before making a decision to invest in our company and the common stock being sold in this offering.

                            PAIN THERAPEUTICS, INC.

     Pain Therapeutics is developing a new generation of opioid painkillers. Opioids are drugs derived from the poppy plant. We use our proprietary technology, to reformulate opioid drugs, such as morphine, into branded painkillers with improved clinical benefits. We currently have four opioid painkillers in Phase II clinical trials. We believe our drugs offer enhanced pain relief, fewer adverse side effects and attenuated tolerance and addiction compared to existing opioid painkillers. If approved by the Food and Drug Administration, or FDA, we believe our proprietary drugs could replace many commonly used opioid painkillers. Our product candidates consist of component drugs, which individually, are FDA approved. For this reason, we believe we will encounter fewer clinical and regulatory hurdles than if we were developing new chemical entities.

                               OPIOID PAINKILLERS

     The clinical use of opioid painkillers is widely accepted throughout the world. Despite their widespread clinical use, opioid painkillers have significant adverse side effects including respiratory depression, nausea, vomiting, dizziness, sedation, mental clouding, constipation, urinary retention and severe itching. Chronic use leads to tolerance and, potentially, addiction. Adverse side effects limit the usefulness of opioid painkillers. In many cases, patients voluntarily take less than the prescribed dosage to avoid adverse side effects. Some patients even prefer to endure pain rather than to suffer from adverse side effects. As a result, many patients are seriously under-treated and may be suffering from pain unnecessarily.

     To date, innovations in the field of opioid painkillers have largely focused on increasing the convenience of opioid drugs. In contrast, we are focusing on improving clinical benefits. Based on clinical and pre-clinical data, we believe our painkillers address the shortcomings of existing opioids.

                                   OUR MARKET

     Medical economists estimate the direct and indirect costs associated with pain to be $100 billion annually in the United States. Drugs are the key element in the treatment of pain. In the United States and Western Europe, the market for pain drugs totaled nearly $12 billion in 1997. This market has grown by approximately 15% annually over the past five years. In 1998, U.S. opioid painkiller sales exceeded $1.7 billion.

                                  OUR PRODUCTS

     Each of our product candidates consists of two components: an opioid agonist, such as morphine, and an opioid antagonist, such as naltrexone or naloxone. An opioid agonist is a drug that blocks pain, and an opioid antagonist is a compound that inhibits pain relief. Normally, combining an antagonist with an agonist cancels out the effects of the agonist. Studies indicate, however, that with opioids, combining a low-dose antagonist with an agonist actually improves the performance of the agonist. By combining low-dose opioid antagonists, such as naltrexone or naloxone, with opioid agonists such as morphine, we believe our drugs will:

     - enhance pain relief;

     - reduce adverse side effects; and

     - attenuate tolerance and addiction.

     Clinical results from four studies involving a total of over 750 patients support our technology. For example, we recently completed a 200 patient Phase II clinical trial of our oral morphine product candidate. Results of this trial indicate that an optimal dose of our painkiller provided patients with 50% more pain relief than morphine alone during the first four hours after administration. This result is statistically significant at the level of p=0.058, which means the likelihood that this result occurred by chance is less than 1 in 17.

     We have worldwide exclusive rights to our technology. Our proprietary position is based on five issued U.S. patents, one U.S. Notice of Allowance, two pending U.S. patent applications and ten corresponding pending foreign patent applications or issued patents.

                                  OUR STRATEGY

     Our goal is to build a speciality pharmaceutical company in pain management. We plan to achieve this goal by:

     - Developing products with reduced clinical and regulatory risks compared to the development of new chemical entities. We believe this approach will enable us to commercialize our drugs rapidly and cost effectively.

     - Focusing on clinical development and late-stage products. We believe this focus will enable us to generate product revenues earlier than if we were discovering new chemical entities.

     - Retaining significant rights. In general, we intend to independently develop our product candidates through late-stage clinical trials. As a result, we expect to capture a greater percentage of the profits from drug sales than we would have if we had outlicensed our drugs earlier in the development process.

     - Leveraging our technology across multiple products and multiple indications. We are initially focusing our efforts on developing four opioid painkillers. However, we believe our technology can be broadly applied to other indications.

     - Outsourcing key functions. We intend to outsource preclinical studies, clinical trials, formulation and manufacturing. We believe outsourcing will produce significant time savings and allow for more efficient deployment of our resources.

                               OTHER INFORMATION

     We incorporated in Delaware in May 1998. Our principal executive office is located at 250 East Grand Avenue, Suite 70, South San Francisco, California 94080. Our telephone number at this location is (650) 624-8200.

                                  THE OFFERING

Common stock offered by Pain
  Therapeutics, Inc. ........                  shares

Common stock to be
  outstanding after this
  offering...................                  shares

Use of proceeds..............   Working capital and general corporate purposes,
                                including the continued development of existing product candidates, clinical research and development, formulation and manufacturing and commercialization activities.

Proposed Nasdaq National
  Market symbol..............   PTIE

     The number of shares to be outstanding after this offering is based on 20,798,912 shares outstanding as of March 1, 2000. This number excludes:

     - 1,710,200 shares of common stock issuable upon exercise of options then outstanding, at a weighted average exercise price of $0.4355 per share;

     - 190,000 shares of common stock issuable upon exercise of warrants then outstanding at a weighted average exercise price of $3.53 per share;

     - 150,000 shares of series A convertible preferred stock issuable upon exercise of warrants then outstanding at an exercise price of $1 per share;

     - 299,800 shares of common stock then available for issuance, under our 1998 Stock Plan, as amended; and

     - 500,000 additional shares of common stock which will be available for issuance under our 2000 Employee Stock Purchase Plan immediately following the offering.

     Except as otherwise indicated, all information in this prospectus assumes:

     - the automatic conversion of all shares of series A, B, and C preferred stock into an aggregate 11,108,912 shares of common stock upon completion of this offering; and

     - no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

     The following table presents summary financial information for Pain Therapeutics, Inc. The pro forma balance sheet data gives effect to: (1) the conversion of all series A convertible preferred stock and series B redeemable convertible preferred stock outstanding as of December 31, 1999 into 8,064,894 shares of common stock upon completion of the offering, (2) the issuance of 3,044,018 shares of series C redeemable convertible preferred stock in February 2000 and the conversion of all outstanding shares of our preferred stock into an aggregate 11,108,912 shares of common stock upon completion of the offering, and
(3) the sale of                shares of common stock in the offering at an
assumed initial offering price of $     per share, after deducting estimated
underwriting discounts, commissions and offering expenses. The summary financial data as of December 31, 1999, for the period from May 4, 1998 (inception) through December 31, 1998, the year ended December 31, 1999 and the period from May 4, 1998 (inception) through December 31, 1999 are derived from our audited financial statements. You should read this information together with the financial statements and related notes included in this prospectus.

                                               PERIOD FROM                                     PERIOD FROM
                                         MAY 4, 1998 (INCEPTION)                         MAY 4, 1998 (INCEPTION)
                                                 THROUGH               YEAR ENDED                THROUGH
                                            DECEMBER 31, 1998       DECEMBER 31, 1999       DECEMBER 31, 1999
                                         -----------------------    -----------------    -----------------------
STATEMENT OF OPERATIONS DATA:
Operating expenses
  Licensing fees.......................         $ 100,000              $        --             $   100,000
  Research and development.............           200,000                2,092,119               2,292,119
  General and administrative...........           122,168                1,341,181               1,463,349
                                                ---------              -----------             -----------
     Total operating expenses..........           422,168                3,433,300               3,855,468
                                                ---------              -----------             -----------
     Operating loss....................          (422,168)              (3,433,300)             (3,855,468)
Interest income........................            33,961                  160,689                 194,650
Income tax expense.....................               800                      800                   1,600
                                                ---------              -----------             -----------
     Net loss..........................         $(389,007)             $(3,273,411)            $(3,662,418)
                                                =========              ===========             ===========
Basic and diluted loss per share.......         $   (0.06)             $     (0.35)
                                                =========              ===========
Weighted average shares used in
  computing basic and diluted loss per
  share................................         6,948,637                9,322,441
                                                =========              ===========

                                                                   DECEMBER 31, 1999
                                              -----------------------------------------------------------
                                                              PRO FORMA        PRO FORMA
                                                            CONVERSION OF    ISSUANCE AND
                                                            SERIES A AND     CONVERSION OF
                                                              SERIES B         SERIES C
                                                              PREFERRED        PREFERRED       PRO FORMA
                                                ACTUAL          STOCK            STOCK        AS ADJUSTED
                                              ----------    -------------    -------------    -----------
                                                             (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $9,339,669     $ 9,339,669      $24,534,759     $
Working capital.............................   9,095,831       9,095,831       24,290,921
Total assets................................   9,441,173       9,441,173       24,636,263
Series C redeemable convertible preferred
  stock.....................................          --              --               --
Series B redeemable convertible preferred
  stock.....................................   9,703,903              --               --
Series A convertible preferred stock........       2,660              --               --
Common stock................................       9,445          17,510           20,554
Additional paid-in capital..................   4,235,317      13,933,815       29,125,861
Deferred compensation.......................  (1,073,921)     (1,073,921)      (1,073,921)
Deficit accumulated during the development
  stage.....................................  (3,662,418)     (3,662,418)      (3,662,418)
Total stockholders' equity (deficit)........    (563,317)      9,140,586       24,335,676

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below before making an investment decision. Our business, operating results or financial condition could be materially adversely affected by any of the following risks, as well as by risks that we are unaware of or that we currently believe are immaterial. The market price of our common stock could decline due to any of such risks, and you might lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR OPERATING HISTORY PROVIDES YOU WITH A LIMITED BASIS ON WHICH TO MAKE AN INVESTMENT DECISION.

     The successful commercialization of any of our product candidates will require us to perform a variety of functions, including undertaking clinical trials, participating in regulatory approval processes, formulating and manufacturing product and conducting sales and marketing activities. However, we are a development stage company and we have not demonstrated our ability to perform these functions. So far our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking preclinical studies and clinical trials of our four leading product candidates. These operations provide limited information for you to use in assessing our ability to commercialize our product candidates and the advisability of investing in our common stock. Consequently, any predictions you make about our future revenues and expenses may not be as accurate as they would be if we had a longer operating history.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS FOR THE FORESEEABLE FUTURE, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     Since our inception, we have incurred significant net losses, including net losses of $389,000 in the period from May 4, 1998 (inception) through December 31, 1998 and $3.3 million in the year ended December 31, 1999. As a result of ongoing operating losses, we had an accumulated deficit of $3.7 million as of December 31, 1999. We are not currently profitable. Even if we succeed in developing and commercializing one or more of our drugs, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

     - continue to undertake preclinical and clinical trials for our product candidates;

     - seek regulatory approvals for our product candidates;

     - develop, formulate, manufacture and commercialize our drugs;

     - implement additional internal systems and infrastructure; and

     - hire additional personnel.

     We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot be certain that we will be able to generate such revenues or that we will ever achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the market price of our common stock.

WE CURRENTLY HAVE NO PRODUCT REVENUES. IF WE CANNOT RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, WE MAY BE UNABLE TO COMPLETE PLANNED CLINICAL TRIALS AND OBTAIN FDA APPROVAL OF ANY OF OUR PRODUCT CANDIDATES.

     All of our product candidates are still in the development stage and, before we may legally sell them, we will need to obtain approvals from the FDA and any applicable foreign regulatory authorities. Until we receive such approvals, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of this offering and cash on hand. We expect that the net proceeds from this offering and cash on hand will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we experience unanticipated cash requirements, we may need to raise additional funds much sooner and additional financing may not be available on favorable terms, if at all. Even if we succeed in selling additional equity securities to raise funds, our existing stockholders' ownership percentage would be reduced and new investors may demand rights, preferences or privileges senior to those of existing stockholders. If we do not succeed in raising additional funds, we may be unable to complete planned clinical trials or obtain FDA approval of our product candidates, and we could be forced to discontinue product development, reduce sales and marketing efforts and forego attractive business opportunities.

IF WE ARE UNABLE TO DESIGN, CONDUCT AND COMPLETE CLINICAL TRIALS SUCCESSFULLY, WE WILL NOT BE ALLOWED TO SELL ANY OF OUR DRUGS AND WE WILL NOT GENERATE ANY PRODUCT REVENUES.

     In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, which demonstrates that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Our four product candidates are still in the early stages of clinical trials and we will have to commit substantial time and additional resources to conducting further pre-clinical and clinical studies in several types of pain before we can submit NDAs with respect to any of these product candidates. Our first clinical trials for our PTI-555, PTI-501 and PTI-601 product candidates were completed only recently, in the past six months. We intend to continue to conduct Phase II trials for these and our PTI-701 product candidate. We will not be able to proceed to Phase III trials for any product candidate until we determine appropriate dosages and submit such data to the FDA. Our other product candidates are at a much earlier stage of development and will require extensive pre-clinical testing before we can make any decision to proceed to clinical trials. In addition, before we can commence human clinical trials of these product candidates, we may have to submit an Investigational New Drug, or IND, application to the FDA.

     Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our four leading product candidates will take a minimum of three years to complete and may take longer. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon clinical trials or to repeat clinical studies. The commencement and completion of clinical trials may be delayed by several factors, including:

     - lack of effectiveness during clinical trials;

     - unforeseen safety issues;

     - uncertain dosing issues;

     - slower than expected rates of patient recruitment;

     - inability to monitor patients adequately during or after treatment; and

     - inability or unwillingness of medical investigators to follow our clinical protocols.

     Our clinical trials will be subject to strict oversight by institutional review boards and the FDA. For example, our clinical trials:

     - must be conducted in conformance with the FDA's good clinical practice regulations;

     - must meet requirements for informed consent;

     - may require large numbers of test subjects; and

     - may be suspended by us or the FDA at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

     In order to satisfy such requirements, we plan to incur substantial expenses for, and devote significant time and resources to, clinical trials of our product candidates. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. Such failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs to the FDA and, ultimately, our ability to commercialize our drugs and generate product revenues.

IF WE FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS, WE WILL NOT BE ALLOWED TO COMMERCIALIZE OUR DRUGS AND WILL NOT GENERATE PRODUCT REVENUES.

     Even if we believe our clinical trials are successful, the FDA may delay approval of our NDAs. The FDA has substantial discretion in the drug approval process. Satisfaction of its regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product candidate and requires the expenditure of substantial resources for research and development and testing. We cannot predict whether our research and clinical approaches will lead to drugs that the FDA considers safe for humans and effective for indicated uses. The FDA may require us to conduct additional clinical testing or to commit to perform post-marketing studies, in which cases we would have to expend additional unanticipated time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. We cannot predict with any certainty if or when we might submit a completed NDA for regulatory approval of any of our current four product candidates. Delays in obtaining regulatory approvals may:

     - delay commercialization of, and product revenues from, our product candidates;

     - impose costly procedures on us; and

     - diminish any competitive advantages that we may otherwise enjoy.

     Even if we comply with all FDA requests, the FDA may ultimately deny one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our leading product candidates will severely undermine our business plan by reducing our number of salable products and corresponding product revenues.

     In foreign jurisdictions, we must receive marketing authorizations from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

IF PHYSICIANS AND PATIENTS DO NOT ACCEPT AND USE OUR DRUGS, WE WILL NOT ACHIEVE SUFFICIENT PRODUCT REVENUES AND OUR BUSINESS WILL SUFFER.

     Even if the FDA approves our drugs, physicians and patients may not accept and use them. Acceptance and use of our drugs will depend on a number of factors including:

     - perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

     - cost-effectiveness of our drugs relative to competing products;

     - availability of reimbursement for our products from government or healthcare payers; and

     - effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

     Because we expect to rely on sales generated by our current four product candidates for substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

IF OUTSIDE RESEARCHERS FAIL TO DEVOTE SUFFICIENT TIME AND RESOURCES TO OUR DRUG DEVELOPMENT PROGRAMS, OR IF THEIR PERFORMANCE IS SUBSTANDARD, THE APPROVAL OF OUR FDA APPLICATIONS AND OUR PRODUCT INTRODUCTIONS MAY BE DELAYED.

     We depend on independent investigators and collaborators, such as universities and medical institutions, to conduct our clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. Such investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications and our introductions of new drugs will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If outside collaborators assist our competitors at our expense, our competitive position could be harmed.

IF EXISTING AND FUTURE THIRD-PARTY MANUFACTURERS FAIL TO DEVOTE SUFFICIENT TIME AND RESOURCES TO OUR CONCERNS, OR IF THEIR PERFORMANCE IS SUBSTANDARD, OUR CLINICAL TRIALS AND PRODUCT INTRODUCTIONS MAY BE DELAYED AND OUR COSTS MAY RISE.

     We have no manufacturing facilities and no experience in drug formulation or manufacturing. We lack the resources and expertise to formulate or manufacture our own products. We currently rely on a single contract manufacturer to supply, store and distribute drug supplies for our clinical trials. In addition, if any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. These third-party manufacturers may be unable to formulate and manufacture our drugs in the volume required for successful commercialization. Our current reliance on a single third-party manufacturer, and our anticipated future reliance on a limited number of third-party manufacturers, exposes us to the following risks, any of which could delay our clinical trials, the approval of our product candidates by the FDA, or the commercialization of our product candidates, result in higher costs or deprive us of potential product revenues:

     - Contract manufacturers often encounter difficulties in achieving volume production problems involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, if the pace of our clinical trials increases significantly or if there is unanticipated market demand for our products, our manufacturer might not be able to meet our clinical and commercial needs.

     - Switching manufacturers may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all.

     - Our existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products.

     - Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency, or DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers' compliance with these regulations and standards.

     - If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to such innovation.

IF WE ARE UNABLE TO DEVELOP OUR OWN SALES, MARKETING AND DISTRIBUTION CAPABILITIES, OR IF WE ARE NOT SUCCESSFUL IN CONTRACTING WITH THIRD PARTIES FOR THESE SERVICES ON FAVORABLE TERMS, OUR PRODUCT REVENUES COULD BE DISAPPOINTING.

     We currently have no sales, marketing or distribution capabilities. In order to commercialize our products, if any are approved by the FDA, we will either have to develop such capabilities internally or collaborate with third parties who can perform these services for us. If we decide to commercialize any of our drugs ourselves, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations which are capable of successfully launching new drugs and generating sufficient product revenues. In addition, establishing such operations will take time and involve significant expense. On the other hand, if we decide to enter into co-promotion or other licensing arrangements with third parties, we may be unable to locate acceptable collaborators because the significant number of recent business combinations among pharmaceutical companies has resulted in a reduced number of potential future collaborators. Even if we are able to identify one or more acceptable collaborators, we may not be able to enter into any collaborative arrangements on favorable terms, or at all. In addition, due to the nature of the market for pain management products, it may be necessary for us to license all or substantially all of our product candidates to a single collaborator, thereby eliminating our opportunity to commercialize other pain management products independently. If we enter into any collaborative arrangements, our product revenues are likely to be lower than if we marketed and sold our products ourselves. In addition, any revenues we receive would depend upon the efforts of our collaborators which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our collaboration, the remedies we have against an under-performing collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, or at all.

IF WE CANNOT COMPETE SUCCESSFULLY FOR MARKET SHARE AGAINST OTHER DRUG COMPANIES, WE MAY NOT ACHIEVE SUFFICIENT PRODUCT REVENUES AND OUR BUSINESS WILL SUFFER.

     The market for our product candidates is characterized by intense competition and rapid technological advances. If our products receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

     We will compete for market share against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have opioid painkillers already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

     - developing drugs;

     - undertaking preclinical testing and human clinical trials;

     - obtaining FDA and other regulatory approvals of drugs;

     - formulating and manufacturing drugs; and

     - launching, marketing and selling drugs.

     Developments by competitors may render our products or technologies obsolete or non-competitive.

     Companies that currently sell both generic and proprietary opioid formulations include Roxane Laboratories, Purdue Pharma, Janssen Pharmaceutica, Knoll Laboratories, Abbott Laboratories, Anesta, Endo Pharmaceuticals, Elkins-Sinn, Watson Laboratories, Alza Pharmaceuticals, Ortho-McNeil Pharmaceutical, Forest Pharmaceuticals and Astra Pharmaceutical. Alternative technologies are being developed to improve or replace the use of opioids for pain management, several of which are in clinical trials or are awaiting approval from the FDA. Such alternatives include Elan's SNX-111, as well as combination products from Endo Pharmaceuticals. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

OUR ABILITY TO GENERATE PRODUCT REVENUES WILL BE DIMINISHED IF WE FAIL TO OBTAIN ACCEPTABLE PRICES OR AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS FROM HEALTHCARE PAYERS.

     Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from:

     - government and health administration authorities;

     - private health maintenance organizations and health insurers; and

     - other healthcare payers.

     Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs, and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has or has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any such products, market acceptance of any such products will be reduced.

WE RELY ON OUR INTELLECTUAL PROPERTY, AND ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD ENABLE OUR COMPETITORS TO MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS.

     Our products are based on five issued U.S. patents, one U.S. Notice of Allowance, two pending U.S. patent applications and ten corresponding foreign patent applications or issued patents, all of which are held by Albert Einstein College of Medicine. We have an exclusive worldwide license to this patent portfolio. Our success, competitive position and potential future revenues will depend in part on our ability to:

     - maintain and prosecute existing patents and patent applications;

     - protect trade secrets;

     - operate without infringing upon the proprietary rights of others; and

     - prevent others from infringing on our proprietary rights.

     We cannot be sure that the patents issued or licensed to us will provide protection against competitive products or otherwise be commercially viable. If either we or Albert Einstein College of Medicine fails to file, prosecute or maintain any of the patents, our competitors could market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result. We intend to file additional patent applications relating to our technology, products and processes. We may direct Albert Einstein College of Medicine to file additional patent applications relating to the licensed technology or we may do so ourselves. However, our competitors may challenge, invalidate or circumvent any of these or future patents. These patents may also fail to provide us with meaningful competitive advantages. We cannot be sure what degree of protection any patents will afford, whether patents will be issued or whether we will be able to avoid violating or infringing upon patents issued to others.

     We expect that we will rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We cannot be sure that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how or require us to license such information and pay significant fees or royalties in order to produce our products. Moreover, we cannot be sure that our technology does not infringe upon any valid claims of patents owned by others. If we were found to be infringing on a patent held by another, we might have to seek a license to use the patented technology. There can be no assurance that, in that case, we would be able to obtain such a license on terms acceptable to us, or at all. If a legal action were to be brought against us or our licensors, we could incur substantial defense costs, and we cannot assure you that any such action would be resolved in our favor. If such a dispute were to be resolved against us, we may have to pay the other party large sums of money and our use of our technology and the testing, manufacture, marketing or sale of one or more of our proposed products could be restricted or prohibited. Despite the use of confidentiality agreements, which may be of limited effectiveness, we may not be able to protect our trade secrets.

WE RELY ON THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS, AS WELL AS OUR PRINCIPAL SCIENTIFIC, MEDICAL AND MANAGEMENT ADVISORS AND EMPLOYEES, AND THOSE PERSONS' KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE DIFFICULT TO REPLACE.

     We are highly dependent on our president, chief executive officer and chairman, Remi Barbier, as well as our other executive officers and our principal scientific and medical advisors and employees. We have entered into an employment agreement with Mr. Barbier and employment offer letters with each of our other executive officers. We have only obtained key man life insurance covering Mr. Barbier. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

COMPETITION FOR QUALIFIED PERSONNEL IN THE PHARMACEUTICAL INDUSTRY IS INTENSE, AND IF WE ARE NOT SUCCESSFUL IN ATTRACTING AND RETAINING QUALIFIED PERSONNEL, OUR ABILITY TO GROW OUR BUSINESS MAY BE HARMED.

     We will need to hire additional qualified personnel with expertise in clinical research, preclinical testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the San Francisco Bay area, is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

OUR DRUGS CONTAIN CONTROLLED SUBSTANCES, THE SUPPLY OF WHICH MAY BE LIMITED BY U.S. GOVERNMENT POLICY AND THE INCLUSION OF WHICH IN OUR DRUGS MAY GENERATE PUBLIC CONTROVERSY.

     The active ingredients in our current product candidates, including morphine, tramadol and hydrocodone, are listed by the DEA as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to the highest degree of regulation and accountability. For example, all regular Schedule II drug prescriptions must be signed by a physician and may not be refilled. Furthermore, the amount of Schedule II substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand. There is a risk that DEA regulations may interfere with our business plan.

     Furthermore, products containing controlled substances may generate public controversy. Opponents of these products may seek restrictions on marketing and withdrawal of any regulatory approvals. In addition, these opponents may seek to generate negative publicity in an effort to persuade the medical community to reject these products. Political pressures and adverse publicity could lead to delays and increased expenses and limit or restrict the introduction and marketing of our leading product candidates.

WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT
COMMERCIALIZATION OF OUR PRODUCTS IN RESPONSE TO PRODUCT LIABILITY LAWSUITS.

     The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

                         RISKS RELATED TO THE OFFERING

WE HAVE BROAD DISCRETION IN HOW WE USE THE NET PROCEEDS OF THIS OFFERING, AND WE MAY NOT USE SUCH PROCEEDS EFFECTIVELY.

     We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not approve of the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. Our primary purpose in conducting this offering is to create a public market for our common stock. As of the date of this prospectus, we plan to use the net proceeds from this offering for working capital and general corporate purposes, including the continued development of existing product candidates, clinical research and development, formulation and manufacturing and commercialization activities.

OUR STOCK PRICE COULD BE VOLATILE WHICH MAY LEAD TO LOSSES BY INVESTORS.

     Before this offering, there was no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. We will determine the initial public offering price of our common stock based on negotiations between the representatives of the underwriters and our management concerning the valuation of our common stock, and such price may not be indicative of future market prices. The public market may not agree with or accept this valuation. The factors to be considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, include:

     - estimates of our business potential and earnings prospects;

     - an assessment of our management; and

     - the consideration of the above factors in relation to market valuations of companies in related businesses.

After this offering, you may not be able to resell your shares at or above the initial public offering price. The trading price of our common stock is likely to be volatile.

     The stock market in general, and the market prices for securities of biotechnology companies in particular, has experienced extreme volatility and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

     - publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

     - announcements of technological innovations or new commercial products by our competitors or us;

     - developments concerning proprietary rights, including patents;

     - developments concerning our collaborations;

     - regulatory developments in the United States and foreign countries;

     - litigation;

     - economic or other crises and other external factors; or

     - period to period fluctuations in our financial results.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. Due to the expected volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

OUR OFFICERS, DIRECTORS AND PERSONS AFFILIATED WITH OUR DIRECTORS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH MAY LEAD TO CONFLICTS WITH OTHER STOCKHOLDERS ON CORPORATE GOVERNANCE ISSUES.

     We anticipate that our officers, directors and individuals or entities
affiliated with our directors will beneficially own approximately      % of our
outstanding common stock as a group after this offering closes. Acting together, these stockholders would be able to exercise significant influence over all matters that our stockholders vote upon, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of the stockholders.

THE PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS THAT A STOCKHOLDER MAY BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER AS A RESULT.

     Upon completion of this offering, our board of directors will have the authority to issue up to 10,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

     In addition to the foregoing, our charter documents contain the following anti-takeover devices:

     - only one of the three classes of directors is elected each year;

     - the ability of our stockholders to remove directors without cause is limited;

     - the right of stockholders to act by written consent has been eliminated;

     - the right of stockholders to call a special meeting of stockholders has been eliminated; and

     - a requirement of advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

     These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, DISCOURAGE MERGER OFFERS AND PREVENT CHANGES IN OUR MANAGEMENT.

     Section 203 of the Delaware General Corporation Law may inhibit potential acquisition bids for our company. Upon completion of this offering, we will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which regulate corporate acquisitions. Delaware law will prevent us from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that the interested stockholder became an interested stockholder unless our board of directors or a supermajority of our uninterested stockholders agrees. For purposes of Delaware law, a "business combination" includes a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any holder beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by the holder. Under Delaware law, a corporation may opt out of the foregoing anti-takeover provisions. We do not intend to opt out of the anti-takeover provisions of Delaware Law. In addition, until November 2000, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our stockholders sell substantial amounts of common stock in the public market, including shares that we may issue upon the exercise of outstanding options and warrants, the market price of our common stock could decline. The perception among investors that these sales will occur could produce the same
effect. After this offering, we will have approximately           shares of
common stock outstanding. The shares we are selling in this offering will be freely tradable in the public market. If we take into account the lock-up agreements executed by our existing stockholders, the remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                    PERCENT OF TOTAL
NUMBER OF SHARES   SHARES OUTSTANDING           DATE OF AVAILABILITY FOR SALE
----------------   ------------------           -----------------------------
                                        , 2000 (date of this prospectus) to
                                                     , 2000 (180 days after the date
                                        of this prospectus)
                                        , 2000 (180 days after the date of this
                                        prospectus), in some cases under Rule 144
                                        At various times after                      ,
                                        2000

     FleetBoston Robertson Stephens Inc. could waive the selling restrictions imposed by the lock-up agreements at any time, which could accelerate the resale of outstanding shares of common stock. In addition, some of our securityholders have rights to require us to register their shares for resale in the public market.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION BECAUSE THE NET TANGIBLE BOOK VALUE OF SHARES PURCHASED IN THIS OFFERING WILL BE SUBSTANTIALLY LOWER THAN THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price of the shares of common stock in this offering will significantly exceed the net tangible book value per share of our common stock. Any shares of common stock that investors purchase in this offering will have a post-closing net tangible book value per share of
$          per share less than the initial public offering price paid, assuming
an initial public offering price per share of $          . Accordingly, if you
purchase common stock in this offering, you will incur immediate and substantial dilution of your investment. If outstanding options or warrants are exercised, you will incur additional dilution.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere. These forward-looking statements include statements about the following:

     - anticipated operating losses and capital expenditures;

     - our clinical development efforts;

     - the timing of regulatory processes for our product candidates; and

     - our intention to rely on third parties for key functions.

     When used in this prospectus, the words "believe," "anticipate," "estimate," "expect," "seek," "intend," "may," "will," "plan" and similar expressions are generally intended to identify "forward-looking statements." The matters discussed in our forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from the results, performance or achievements expressed or implied by our forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 is not available for forward-looking statements contained this prospectus. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

     Market data and forecasts used in this prospectus, including, for example, estimates of the size and growth rates of the pain management market, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy of completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the shares of common stock we are
offering are estimated to be $          million ($          million if the
underwriters exercise their over-allotment option in full) assuming a public
offering price of $     per share and after deducting the underwriting discounts
and commissions and our estimated offering expenses.

     We will retain broad discretion in the allocation of the net proceeds of this offering. We currently anticipate using the net proceeds from this offering for working capital and general corporate purposes, including the continued development of existing product candidates, clinical research and development, formulation and manufacturing and commercialization activities. We may also, as opportunities arise, use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our own. While we periodically engage in preliminary discussions with respect to acquisitions, we are not currently a party to any agreements or commitments, and we have no understandings with respect to any acquisitions.

     The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

     - the size, scope and progress of our product candidate development efforts;

     - regulatory approvals;

     - competition;

     - market acceptance of any of our drugs;

     - marketing and sales activities;

     - future revenue growth, if any; and

     - the amount of cash, if any, we generate from operations.

     The precise uses to which we will apply the net proceeds of this offering will be selected by management, under the supervision of our board of directors, in light of future circumstances and our business prospects. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, investment grade, interest bearing instruments.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis derived from our financial statements;

     - on a pro forma basis to give effect to the conversion of all of our series A convertible preferred stock and series B redeemable convertible preferred stock outstanding as of December 31, 1999 into 8,064,894 shares of common stock upon completion of the offering;

     - on a pro forma basis to give effect to our sale of 3,044,018 shares of series C redeemable convertible preferred stock in February 2000, and the conversion of all outstanding shares of our preferred stock into an aggregate 11,108,912 shares of common stock upon completion of the offering; and

     - on a pro forma as adjusted basis to give effect to the sale of shares of common stock in the offering at an assumed initial offering price of
       $     per share, after deducting estimated underwriting discounts, commissions and offering expenses, and our amended and restated certificate of incorporation to be filed upon closing of this offering.

                                                                          AS OF DECEMBER 31, 1999
                                                         ---------------------------------------------------------
                                                                         PRO FORMA       PRO FORMA
                                                                       CONVERSION OF   ISSUANCE AND
                                                                       SERIES A AND    CONVERSION OF
                                                                         SERIES B        SERIES C
                                                                         PREFERRED       PREFERRED      PRO FORMA
                                                           ACTUAL          STOCK           STOCK       AS ADJUSTED
                                                         -----------   -------------   -------------   -----------
Redeemable convertible preferred stock, $0.001 par
  value:
Series B, 5,405,405 shares authorized, issued and
  outstanding actual; none issued and outstanding pro
  forma and pro forma as adjusted......................  $ 9,703,903    $        --     $        --
Series C, 3,200,000 shares authorized, none issued and
  outstanding actual, pro forma and pro forma as
  adjusted.............................................           --
                                                         -----------    -----------     -----------
         Total redeemable convertible preferred
           stock.......................................    9,703,903             --              --
                                                         -----------    -----------     -----------
Stockholders' equity (deficit):
Convertible preferred stock: series A, $0.001 par
  value; 3,500,000 shares authorized and 2,659,489
  issued and outstanding actual; none issued and
  outstanding pro forma; 10,000,000 undesignated shares
  authorized, none issued and outstanding pro forma as
  adjusted.............................................        2,660             --              --
Common stock, $0.001 par value; 20,000,000 shares
  authorized, 9,445,000 shares issued and outstanding
  actual; 17,509,894 issued and outstanding pro forma
  after conversion of series A convertible preferred
  stock and series B redeemable convertible preferred
  stock; 22,000,000 shares authorized and 20,553,912
  shares issued and outstanding pro forma after
  issuance and conversion of series C redeemable
  convertible preferred stock; 120,000,000 shares
  authorized,          issued and outstanding pro forma
  as adjusted..........................................        9,445         17,510          20,554
Additional paid-in-capital.............................    4,235,317     13,933,815      29,125,861
Deferred compensation..................................   (1,073,921)    (1,073,921)     (1,073,921)
Notes receivable.......................................      (74,400)       (74,400)        (74,400)
Deficit accumulated during the development stage.......   (3,662,418)    (3,662,418)     (3,662,418)
                                                         -----------    -----------     -----------
         Total stockholders' equity (deficit)..........     (563,317)     9,140,586      24,335,676
                                                         -----------    -----------     -----------
         Total capitalization..........................  $ 9,140,586    $ 9,140,586     $24,335,676
                                                         ===========    ===========     ===========

     The data in the table above excludes:

     - 1,295,200 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $0.1234 per share;

     - 259,800 shares of common stock available for issuance at December 31, 1999, under our 1998 Stock Plan, as amended (including 245,000 stock purchase rights granted but not yet purchased); and

     - 70,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 at an exercise price of $1 per share.

     - 150,000 shares of series A convertible preferred stock issuable upon exercise of warrants outstanding at December 31, 1999 at an exercise price of $1 per share.

     - 120,000 shares of common stock issuable upon exercise of warrants issued in conjunction with the February 2000 sale of series C redeemable convertible preferred stock at an exercise price of $5 per share.

     See Note 3 to the Financial Statements.

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was approximately $24,335,676, or $1.18 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding at December 31, 1999 and assumes the issuance of shares of series C redeemable convertible preferred stock in February 2000 and the conversion of all outstanding shares of preferred stock into an aggregate 11,108,912 shares of common stock automatically upon completion of this offering.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of the shares of our common stock in this offering at an assumed public
offering price of $     per share, after deducting underwriting discounts and
commissions and estimated offering expenses, our pro forma as adjusted net
tangible book value as of                      , 2000 would have been $     , or
$     per share. This represents an immediate increase in pro forma net tangible
book value of $     per share to existing stockholders and an immediate dilution
of $     per share to new investors, or approximately      % of the assumed
offering price of $     per share. The following table illustrates this per
share dilution:

Assumed offering price per share............................           $
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $ 1.18
  Increase per share attributable to new investors..........  $
                                                              ------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................           $
                                                                       ------
Dilution per share to new investors.........................           $
                                                                       ======

     If the underwriters exercise their over-allotment option in full, the pro forma and adjusted net tangible book value per share to existing stockholders
will be $     per share, the increase in the net tangible book value per share
to existing stockholders will be $     per share and the dilution in net
tangible book value to new investors will be $     per share.

     The following table summarizes, on a pro forma basis as of December 31, 1999 and after giving effect to the issuance of series C redeemable convertible preferred stock in February 2000 and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors before deducting the underwriting discounts and commissions and estimated offering expenses, at an assumed initial public
offering price of $     per share:

                                            SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                          --------------------   ---------------------     PRICE
                                            NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                          ----------   -------   -----------   -------   ---------
Existing stockholders...................  20,553,912         %   $29,146,415         %    $ 1.42
New investors...........................
                                          ----------    -----    -----------   ------
  Total.................................                100.0%   $              100.0%    $
                                          ==========    =====    ===========   ======

     The foregoing discussion assumes no exercise of any stock options or warrants to purchase common stock outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase 1,295,200 shares of common stock at a weighted average exercise price of $0.1234 per share. To the extent any of these options are exercised, there will be further dilution to investors. In addition, there were 259,800 shares available for issuance upon the exercise of options which may be granted under our 1998 stock plan, as amended after December 31, 1999 (including 245,000 stock purchase rights granted but not yet purchased).

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 24 and the financial statements and related notes beginning on page F-1. The selected financial data for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and the period from May 4, 1998 (inception) through December 31, 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements and notes appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

                                       PERIOD FROM                      PERIOD FROM
                                       MAY 4, 1998                      MAY 4, 1998
                                       (INCEPTION)                      (INCEPTION)
                                         THROUGH        YEAR ENDED        THROUGH
                                      DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                          1998             1999            1999
                                      -------------    ------------    -------------
SELECTED STATEMENT OF OPERATIONS
  DATA:
Operating expenses:
  Licensing fees....................   $  100,000      $        --      $   100,000
  Research and development..........      200,000        2,092,119        2,292,119
  General and administrative........      122,168        1,341,181        1,463,349
                                       ----------      -----------      -----------
     Total operating expenses.......      422,168        3,433,300        3,855,468
                                       ----------      -----------      -----------
     Operating loss.................     (422,168)      (3,433,300)      (3,855,468)
Interest income.....................       33,961          160,689          194,650
Income tax expense..................          800              800            1,600
                                       ----------      -----------      -----------
     Net loss.......................   $ (389,007)     $(3,273,411)     $(3,662,418)
                                       ==========      ===========      ===========
Basic and diluted loss per share....   $    (0.06)     $     (0.35)
                                       ==========      ===========
Weighted average shares used in
  computing basic and diluted loss
  per share.........................    6,948,637        9,322,441
                                       ==========      ===========

     See Note 1 of Notes to Financial Statements for an explanation of the determination of the weighted-average common shares used to compute basic and diluted loss per share.

                                                             DECEMBER 31,
                                                      --------------------------
                                                         1998           1999
                                                      -----------    -----------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...........................  $ 2,333,512    $ 9,339,669
Working capital.....................................    2,264,038      9,095,831
Total assets........................................    2,382,600      9,441,173
Series B redeemable convertible preferred stock.....           --      9,703,903
Series A convertible preferred stock................        2,660          2,660
Additional paid-in-capital..........................    2,686,839      4,235,317
Deferred compensation...............................           --     (1,073,921)
Deficit accumulated during the development stage....     (389,007)    (3,662,418)
Total stockholders' equity (deficit)................    2,274,492       (563,317)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Pain Therapeutics is a clinical stage specialty pharmaceutical company engaged in the development of a new generation of opioid painkillers. We use our proprietary technology, to reformulate opioid drugs, such as morphine, into new opioid painkillers with improved clinical benefits. We currently have four product candidates in Phase II clinical trials. We believe our drugs offer enhanced pain relief, fewer adverse side effects and attenuated tolerance and addiction compared to existing opioid painkillers. If approved by the FDA, we believe our proprietary drugs could replace many existing opioid painkillers commonly used to relieve moderate to severe pain. Because our product candidates consist of component drugs each of which is individually FDA approved, we expect to encounter fewer clinical and regulatory hurdles than if we were developing new chemical entities.

     We have yet to generate any revenues from product sales. We have not been profitable and, since our inception, we have incurred a cumulative net loss of approximately $3.7 million through December 31, 1999. These losses have resulted principally from costs incurred in connection with research and development activities, including costs of clinical trials associated with our four product candidates and general and administrative expenses.

     Product revenue will depend on our ability to receive regulatory approvals for, and successfully market, our product candidates. In the event that our development efforts result in regulatory approval and successful commercialization of our product candidates, we will generate revenue from direct sales of our products and/or, if we license our products to future collaborators, from the receipt of license fees and royalties from licensed products.

     Sources of revenue for the foreseeable future may also include payments from potential collaborative arrangements, including license fees, funded research payments and milestone payments and royalties based on revenues received from products commercialized under such arrangements.

     We expect to incur additional operating losses for the next several years. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

     - continue to undertake preclinical and clinical trials for our product candidates;

     - seek to obtain regulatory approvals for our product candidates;

     - develop, manufacture and market our product candidates and products;

     - implement additional internal systems and infrastructure; and

     - hire additional personnel.

Non-Cash Compensation

     During the year ended December 31, 1999 we granted stock options to employees and non-employee consultants for which we recorded deferred compensation of approximately $1.5 million as a reduction of stockholders' equity. No options were granted in 1998.

     For employees, deferred compensation represents the difference between the exercise price of the option and the deemed fair value of our common stock on the date of grant in accordance with Accounting Principles Board Opinion No. 25 and its related interpretations. For non-employees, deferred compensation is recorded at the fair value of the options granted in accordance with Statement of Financial Accounting Standards No. 123 and Emerging Issues Task Force No. 96-18.

     Compensation expense is being recognized over the vesting period for employees and the service period for non-employees in accordance with Financial Accounting Standards Board Interpretation No. 28. For the year ended December 31, 1999, amounts amortized to the statement of operations as compensation expense for employees and non-employees was $188,000 and $196,000, respectively.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM MAY 4, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Licensing Fees

     In May 1998, we entered into an exclusive, worldwide license agreement with Albert Einstein College of Medicine for all patents and pending patent applications relating to low-dose opioid antagonist technology. Pursuant to the terms of the license, we paid Albert Einstein College of Medicine a one time licensing fee and are required to pay clinical milestone payments and royalties based on a percentage of net sales. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty rate we pay to Albert Einstein College of Medicine is reduced by one-half of the amount of such additional royalty. The licensing fee and milestone payments made through December 31, 1999 have been charged to research and development expense in accordance with Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs, as this technology has no alternative future use.

Research and Development

     Research and development expense consists of drug development work associated with our current product candidates, including costs of clinical trials and clinical supplies, and research payments to Albert Einstein College of Medicine. Research and development expenses increased to $2.1 million for the year ended December 31, 1999 from $200,000 for the period ended December 31, 1998. This increase was attributable to the initiation of clinical trials during 1999.

General and Administrative

     General and administrative expense consists primarily of salaries and related benefit costs, amortization of deferred compensation for options granted to employees and consultants, facilities expenses, professional services expenses, travel and other general corporate expenses. General and administrative expenses increased to $1.3 million for the year ended December 31, 1999 from $122,000 for the period ended December 31, 1998. This increase was primarily attributable to the hiring of additional personnel, the amortization of deferred compensation, increased professional services expenses and the longer period over which general corporate expenses were incurred in 1999. There will be future non-cash charges for options granted to employees and consultants.

Interest Income

     Interest income increased to approximately $161,000 for the year ended December 31, 1999 from $34,000 for the period ended December 31, 1998. This increase resulted from higher average balances of cash and cash equivalents following the sale of our series B redeemable convertible preferred stock.

Income Taxes

     We have incurred net operating losses since inception and, consequently, have not recorded any federal or state income taxes other than the minimum California state franchise tax. Our deferred tax assets primarily consist of net operating loss carryforwards and research and development tax credits. We have recorded a valuation allowance for the full amount of our deferred tax asset as the future realization of the tax benefit is not assured.

     As of December 31, 1999, we had net operating loss carryforwards of approximately $3.2 million for federal and state income tax purposes. These federal and state tax loss carryforwards are available to reduce future taxable income. If not utilized, the net operating loss carryforwards expire at various dates through 2019 for federal purposes and 2006 for state purposes. Annual limitations may result in the expiration of net operating loss and credit carry forwards before they are used. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily from the net proceeds generated from sales of our preferred stock. Through the date of this filing we have received total net proceeds of approximately $27.5 million from the sales of:

     - an aggregate 2,659,489 shares of our series A convertible preferred stock in August and October 1998 raising total net proceeds of approximately $2.6 million;

     - an aggregate 5,405,405 shares of our series B redeemable convertible preferred stock in October and November 1999 raising total net proceeds of approximately $9.7 million; and

     - an aggregate 3,044,018 shares of our series C redeemable convertible preferred stock in February 2000 raising total net proceeds of approximately $15.2 million.

     All of these shares of preferred stock will convert 1-for-1 into common stock upon completion of this offering. As of the date of this offering, there are warrants outstanding to purchase a total of 190,000 shares of our common stock at a weighted average exercise price of $3.53 per share and 150,000 shares of our series A convertible preferred stock at an exercise price of $1.

     As of December 31, 1999, cash and cash equivalents were $9.3 million, up from $2.3 million at the end of 1998.

     In 1999 we used approximately $2.7 million of cash for operations principally as a result of the net loss of $3.3 million offset by non-cash compensation of approximately $383,000 and the increase in accounts payable of $162,000. We used approximately $319,000 of cash for operations in the 1998 period.

     Our investing activities used cash of approximately $39,000 in 1999 compared to approximately $11,000 in 1998 and consisted of purchases of property and equipment. We expect to continue to make investments in our infrastructure, including the purchase of property and equipment to support our operations.

     Our financing activities in 1999 and 1998 generated approximately $9.7 million and $2.6 million, respectively, of cash primarily from the private sales of preferred stock. Additionally, in February 2000 we raised approximately $15.2 million from the sale of shares of our series C redeemable convertible preferred stock. Our series B and C redeemable convertible preferred stock have redemption features that may require us to make cash payments in the absence of certain events at set future dates in amounts equal to their purchase price plus unpaid, declared dividends.

     We currently occupy approximately 3,250 square feet of leased space, for which the operating lease expires in September 2000. We are searching for additional space to meet our requirements as we implement internal systems and infrastructure and hire additional personnel. The combination of our need for additional square footage and increased rents in the San Francisco Bay Area will likely result in a significantly higher occupancy expense going forward.

     We expect our cash requirements to increase significantly in 2000, as we continue our research and development efforts, hire and expand our product development personnel, grow our administrative support activities and expand our leased facilities. Additionally, as our clinical development efforts grow we anticipate a significant cash requirement for working capital growth, capital expenditures and investment in infrastructure. The amount and timing of cash requirements will depend on regulatory and market acceptance of our products, if any, and the resources we devote to researching and developing, formulating, manufacturing, commercializing and supporting our products. We believe that the net proceeds from this offering together with our current cash and cash equivalents should be sufficient to fund our operations for at least the next 12 months. However, we may require additional financing within this timeframe and such additional funding, if needed, will may not be available on terms acceptable to us or at all. Further, any additional equity financing may be dilutive to current stockholders.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133, as recently amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the value of the investment to fluctuate. For example, if we purchase a security that was issued with a fixed interest rate and the prevailing interest rate later rises, the value of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities including commercial paper, money market funds and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, we neither had any holdings of derivative financial or commodity instruments, nor any foreign currency denominated transactions, and all of our cash and cash equivalents were in money market and checking funds.

     Our series B and C redeemable convertible preferred stock is carried at its redemption value which approximates fair value and it is not subject to interest rate risk.

                                    BUSINESS

     Pain Therapeutics, Inc. is developing a new generation of opioid painkillers with improved clinical benefits. We use our proprietary technology to reformulate existing opioid painkillers into new drugs, which we believe offer enhanced pain relief, fewer adverse side effects and attenuated tolerance and addiction compared to existing opioid painkillers. If approved by the FDA, we believe our proprietary drugs could replace many existing opioid painkillers commonly used to treat moderate to severe pain. We believe our products will encounter fewer clinical and regulatory hurdles than new chemical entities, because they consist of component drugs that, individually, are already FDA approved.

BACKGROUND

Clinical Pain

     Clinical pain is any unpleasant sensation that occurs as a result of injury or disease. Pain can have a protective role by warning of imminent or actual tissue damage, which can help prevent additional injury. Pain can also trigger a biological response that helps to preserve or regenerate damaged tissue. In this respect, pain is usually a normal, predictable response to events such as surgery, trauma and illness.

Types of Pain and Pain Relief

     Drugs are often used to reduce or eliminate pain, especially when the pain is severe. The type of drug used to relieve pain depends on both the severity and the duration of the pain. Pain can be classified into three categories of severity:

     - Mild Pain. Almost everyone experiences mild pain, such as headaches or joint pain, at one time or another. People typically treat mild pain with over-the-counter drugs such as aspirin and acetaminophen.

     - Moderate Pain. Pain resulting from minor surgery or arthritis are examples of moderate pain. Physicians typically prescribe opioid painkillers to treat moderate pain. Opioid painkillers come in three varieties: weak opioids, strong opioids and synthetic opioids. Weak opioids such as hydrocodone or codeine are generally used to treat patients with moderate pain.

     - Severe Pain. Patients experiencing severe pain often suffer from a serious underlying illness, such as AIDS or cancer. Severe pain can also result from major surgery, nerve damage or undetermined causes. Patients experiencing severe pain often require a strong opioid, such as morphine or fentanyl, to achieve adequate pain relief.

     Pain can also be classified in terms of its duration as either acute or chronic. Acute pain, such as pain resulting from surgery, is brief and rarely results in long-term consequences. Most acute pain subsides within hours, days or weeks. Chronic pain persists long after an injury has healed, and typically results from a chronic illness or appears spontaneously and persists for undefined reasons. Examples of chronic pain include chronic lower back pain, and pain resulting from bone cancer or advanced arthritis. The effect of chronic pain tends to be more pervasive than that of acute pain. Chronic pain often affects a patient's mood, personality and social relationships. As a result, a patient with chronic pain commonly suffers from both their state of physical pain as well as a general decline in their quality of life.

     In general, the more severe or chronic the pain, the more likely it is that an opioid painkiller is the appropriate treatment. The following diagram illustrates the types of pain which physicians may treat with opioid painkillers:

                                   [GRAPHIC]

Pain Management Market

     Medical efforts to treat pain, known as pain management, address a large market. Clinical pain is a worldwide problem with serious health and economic consequences. For example, in the United States:

     - medical economists estimate that the effects of pain result in approximately $100 billion of costs annually, including costs associated with an estimated 515 million lost work days;

     - according to the National Institutes of Health, approximately 40 million Americans are unable to find relief from their pain;

     - more than 30 million Americans suffer chronic pain for which they visit a doctor;

     - approximately one million cancer patients suffer from severe pain at any given time; and

     - an estimated 10% of the more than 200,000 AIDS patients suffer severe pain.

     Drugs are the key element in the treatment of pain. The worldwide market for pain drugs totaled over $16 billion in 1997. In the United States and Western Europe the corresponding market for pain drugs totaled nearly $12 billion. The pain management market has grown significantly in recent years and is expected to continue to grow significantly. The pain market has grown by approximately 15% per year during the past five years due to a number of factors, including:

     - a rapidly aging population;

     - patients' demand for effective pain relief;

     - increasing recognition of the therapeutic and economic benefits of effective pain management by physicians and healthcare providers and payers; and

     - longer survival times for patients with painful chronic conditions, such as cancer and AIDS.

     This accelerating growth rate appears to be attributable in part to recent innovations in the treatment of mild pain. For example, in 1999, two large pharmaceutical companies launched non-opioid prescription pain relievers approved for the treatment of certain types of pain called COX-2 inhibitors. These drugs achieved first-year sales exceeding $1.0 billion in the United States. COX-2 inhibitors have fewer side effects than aspirin, and sell for more than twenty times its cost. The success of COX-2 inhibitors demonstrates the potential for rapid market acceptance and premium pricing of pain products with reduced side effects.

     There has been little innovation in the opioid painkiller market for treatment of moderate to severe pain. Sales of opioid painkillers in the United States are primarily of older off-patent pain drugs, such as morphine and oxycodone. Notwithstanding the lack of novel drugs, U.S. opioid painkiller sales exceeded $1.7 billion in 1998.

     Approximately 90% of U.S. patients who receive opioids are treated on an outpatient basis. A portion of these patients receive care at one of the 3,400 specialty pain programs. The relatively low number of pain treatment centers allows for focused distribution channels for pain management products. This market structure permits midsize pharmaceutical companies to market and sell pain products cost-effectively.

OPIOID DRUGS

     The history of opium use dates back more than 3,000 years. Today, the use of opioid drugs to treat patients with moderate to severe pain is widely accepted throughout the world. Opioids are the drugs of preference for many caregivers because they have an extensive clinical history, are easy to use and are available in a variety of doses and formulations. In the United States, Europe and Japan, physicians use a variety of strong, weak and synthetic opioids to manage patients' pain.
                              OPIOID DRUG SEGMENTS

                                                                             1998 U.S.
   MARKET SEGMENT      TYPICAL USE     EXAMPLES      REPRESENTATIVE BRAND      SALES
   --------------      -----------  ---------------  --------------------  --------------
 Strong Opioids        Cancer pain  Morphine         MS Contin and others  $760   million
 Weak Opioids          Outpatient   Hydrocodone and  Vicodin and others    $600   million
                       surgery      codeine
 Synthetic Opioids     Back pain    Tramadol         Ultram                $360   million
                                                                           --------------
                                                     Total                 $1.7   billion
                                                                           ==============

     Patients experiencing acute pain require fast acting, short-lived opioids and rapid delivery. The most common acute use of opioids is post-surgical pain. Opioid drugs used to treat acute pain include intravenous morphine, hydrocodone and oral oxycodone, which provide rapid pain relief.

     In contrast, patients experiencing chronic severe pain often require long-term, regular use of opioid drugs. Because rapid dose adjustments are not necessary, patients experiencing chronic pain typically use opioid drugs in sustained release formulations. Such formulations include fentanyl patches and sustained release morphine. Although curing chronic pain is possible, it is infrequent. The aim of using opioid drugs for patients with chronic pain is to decrease pain and suffering while improving overall physical and mental functions.

SHORTCOMINGS OF CURRENT PAIN MANAGEMENT

     Despite widespread clinical use of opioids, pain management remains less than optimal. At all doses, opioid painkillers have significant adverse side effects that limit their usefulness. Adverse side effects include: respiratory depression, nausea, vomiting, dizziness, sedation, mental clouding, constipation, urinary retention and severe itching. In addition, chronic use of opioid painkillers can lead to the need for increasing dosage, and potentially, addiction. Concerns about addiction often influence clinicians to prescribe less than adequate doses of opioids. Many patients dislike the adverse side effects of opioid treatment and voluntarily take less than the prescribed dosage. In all cases, however, patients and clinicians must reach an appropriate balance between pain relief and adverse side effects. In addition, patients often use a process of trial and error with different opioids to identify an opioid that yields the optimal balance between pain relief and adverse side effects. Some patients may even prefer to endure pain rather than to withstand the side effects of opioid therapy. As a result, many patients are seriously under-treated and may be suffering from pain unnecessarily. In particular, infants and children receive disproportionately fewer and lower doses of opioid painkillers than adults.

     Historically, there has been little innovation in the opioid painkillers used to treat moderate to severe pain. To date, product innovations have focused on increasing convenience, rather than improving clinical benefits. For example, novel dosing or delivery systems make it more convenient for patients to use opioid drugs, but neither enhance pain relief or reduce adverse side effects.

OUR SOLUTION

     We are developing a new generation of proprietary drugs that address the shortcomings of existing opioid painkillers. We believe our drugs will:

     - enhance pain relief;

     - reduce adverse side effects; and

     - attenuate tolerance and addiction.

     If approved by the FDA, we believe our proprietary drugs could replace many commonly used opioid painkillers. We also believe our drugs could be used in chronic pain cases where physicians have been reluctant to prescribe opioid painkillers due to concerns about adverse side effects or addiction.

     We have clinical results from four completed Phase II trials involving 750 patients, including two company-sponsored trials and two independent clinical trials. We believe the results of these clinical trials demonstrate that our product candidates offer superior pain relief as compared to equivalent dose levels of an opioid painkiller alone.

     Our product candidates use a novel technology developed at Albert Einstein College of Medicine. Our technology combines very low doses of opioid inhibitors with standard opioid painkillers. We believe that the addition of a low dose of an opioid antagonist to opioid painkillers has an unexpected and beneficial effect. We believe that this effect includes enhancing potency, minimizing adverse side effects and attenuating tolerance and addiction.

     Our technology has the added advantage of combining components which the FDA has individually approved for human use. We believe that we will encounter fewer clinical and regulatory hurdles than if we were developing new chemical entities because the safety and therapeutic profiles of these components are well-established.

STRATEGY

     Our goal is to build a leading specialty pharmaceutical company in pain management. We intend to achieve this goal by:

     Developing Products with Reduced Clinical and Regulatory Hurdles. We intend to develop proprietary drugs that we believe have lower clinical and regulatory risks compared to the development of new chemical entities. Our technology combines separate drugs, each independently approved by the FDA, whose safety and pharmacology are well established. We believe this approach will enable us to commercialize our drugs rapidly and cost effectively.

     Focusing on Clinical Development and Late Stage Products. We continue to focus on managing clinical trials. All four of our current product candidates are in Phase II clinical trials. The conduct of human trials is a complex, highly regulated and highly specialized effort. We believe that our clinical development focus will enable us to generate product revenues earlier than if we were discovering new chemical entities.

     Retaining Significant Rights. We currently retain worldwide commercialization rights to all of our proprietary technology and pain management product candidates in all markets and indications. In general, we intend to independently develop our product candidates through late-stage clinical trials. As a result, we expect to capture a greater percentage of the profits from drug sales than we would if we outlicensed our drugs earlier in the development process. In market segments that require large or specialized sales forces, such as the market for morphine products, we may seek sales and marketing alliances with third parties. We believe that such alliances will enable us to commercialize our drugs rapidly and cost-effectively.

     Leveraging Technology Across Multiple Products and Multiple Indications. We are initially focusing our efforts on developing four opioid painkillers. However, we believe our technology can be broadly applied to additional segments of the pain market, as well as non-pain indications.

     Outsourcing Key Functions. We intend to continue to outsource preclinical studies, clinical trials, formulation and manufacturing. We believe outsourcing will produce significant time savings and allow for more efficient deployment of our resources.

PRODUCTS IN DEVELOPMENT

     We have four painkillers in Phase II clinical trials. Each painkiller is a proprietary combination of opioids. The first component is an opioid agonist, such as morphine. The second component is an opioid antagonist, such as naltrexone or naloxone. Normally, adding an antagonist to an agonist blocks the action of the agonist. This effect is clinically useful, for example, to reverse heroin overdose. At a very low-dose, however, studies indicate that this effect is reversed: a very low-dose of an opioid antagonist can enhance pain relief, reduce adverse side-effects and attenuate the development of tolerance and addiction. Our technology takes advantage of this effect by combining opioid agonists with low doses of opioid antagonists. The two individual components of our combination drugs have the advantage of having been previously approved by the FDA for human use at high dose. However, the use of both components in combination, or the use of low-dose opioid antagonist alone, has not been approved by the FDA.

     Our trials are designed to produce clinical information about how our painkillers perform compared to placebo and existing opioid painkillers. We plan to test each of our painkillers in several clinical models of pain in order to support a broad approval by the FDA for use of the drug for the relief of moderate to severe acute and chronic pain. FDA guidelines recommend that we demonstrate efficacy of our new painkillers in more than one clinical model of pain, typically including dental pain. Other acceptable clinical models of pain include post-operative pain, cancer pain and various types of trauma and arthritis pain. Because clinical models differ in their sensitivity to detect pain, we expect to complete Phase II studies in multiple clinical models of pain. We have designed all of our clinical trials to date as randomized, double-blind, placebo-controlled, dose-ranging studies. A randomized study is one in which patients are randomly assigned to the various study arms. A double-blind study is one in which the patient, the physician and the company's monitor are unaware if the patient is receiving placebo or study drug in order to preserve the integrity of the trial. A placebo-controlled study is one in which a subset of patients is purposefully not given study drug. Our initial clinical goals are to obtain regulatory approval of the following four combination opioid painkillers:

PRODUCT    STAGE OF DEVELOPMENT                     FORMULATION
-------    --------------------                     -----------
PTI-555          Phase II          Oral morphine/low-dose naltrexone
PTI-501          Phase II          Injectable morphine/low-dose naloxone
PTI-601          Phase II          Tramadol/low-dose naltrexone
PTI-701          Phase II          Hydrocodone-acetaminophen/low-dose naltrexone

PTI-555: oral morphine

     PTI-555 is our proprietary substitute for oral morphine. We are developing this combination drug to treat moderate to severe pain in an acute or chronic setting. PTI-555 is a combination of oral morphine and low-dose naltrexone. If the FDA approves PTI-555, we believe it could be an effective substitute for oral morphine. The principal use of oral morphine is the treatment of patients suffering from chronic moderate to severe pain, such as cancer pain.

  Clinical Results

     In August 1999, we initiated a 200 patient Phase II clinical trial of PTI-555. This trial compared three different doses of PTI-555 with placebo and with oral morphine. Each dose of PTI-555 consisted of a fixed dose of morphine with a different low dose of naltrexone. The trial enrolled patients experiencing moderate to severe pain following dental surgery, in which two or more teeth were extracted. We completed patient enrollment on schedule in November 1999.

     In December 1999 we completed the analysis of this Phase II clinical study. In this trial we demonstrated the following results:

     - PTI-555 is safe in humans;

     - three different doses of PTI-555 clearly provide patients with three different levels of pain relief;

     - an optimal dose of PTI-555 provides patients with meaningful pain relief compared to placebo; this result is statistically significant at the level of pl0.001, which means the likelihood that this result could have occurred by chance is less than 1 in 1,000; and

     - an optimal dose of PTI-555 provides patients with 50% more pain relief than morphine alone in the first four hours of the study period; this result is statistically significant at the level of p=0.058, which means the likelihood that this result could have occurred by chance is less than 1 in 17.

     Based on these encouraging results, in January 2000 we initiated a new Phase II clinical trial with PTI-555. This trial is designed to confirm the safety, the efficacy and the optimal dose of PTI-555 in 300 patients suffering from moderate to severe pain following dental surgery. We expect to complete patient enrollment for this Phase II clinical trial by the third quarter of 2000.

PTI-501: injectable morphine

     PTI-501 is our proprietary substitute for injectable morphine. We are developing this combination drug to treat moderate to severe pain in an acute or chronic setting. PTI-501 consists of a pre-mixed combination of injectable morphine and low-dose naloxone. If the FDA approves PTI-501, we believe it could be an effective substitute for injectable morphine. The principal use of injectable morphine is the treatment of patients with acute severe pain, such as trauma pain.

  Clinical Results

     Our clinical data on PTI-501 includes a company-sponsored Phase II clinical trial, as well as an independent clinical trial. The company-sponsored Phase II clinical trial enrolled 120 patients suffering from moderate to severe post-surgical pain. We completed patient enrollment for this clinical trial in December 1999, and we expect to unblind the results by the third quarter of 2000.

     In 1997, independent researchers at Duke University Medical Center conducted a physician-sponsored, randomized, double-blind, placebo-controlled, dose-ranging clinical trial of 60 patients suffering from post-surgical pain. Published results of this trial indicated an approximate 50% reduction in certain morphine-related adverse side effects in patients who received an optimal dose of study drug compared to patients who received morphine without low-dose naloxone. This result is statistically significant at the level of p<0.05, which means the likelihood that this result could have occurred by chance is less than 1 in 20.

PTI-601: tramadol

     PTI-601 is our proprietary substitute for tramadol. In 1998, U.S. sales of tramadol exceeded $360 million. We are developing this combination drug to treat patients with moderate pain in an acute or chronic setting. PTI-601 is a combination of tramadol and low-dose naltrexone. If the FDA approves PTI-601, we believe it could be an effective substitute for tramadol. Tramadol is principally used to treat patients with acute or chronic moderate pain, such as arthritis pain. Ortho-McNeil Pharmaceutical currently markets proprietary tramadol hydrochloride tablets under the brand-name Ultram. The relevant patent for Ultram expires in 2001.

  Clinical Results

     In August 1999, we initiated a 250 patient Phase II trial of PTI-601. This trial compared three different doses of PTI-601 with placebo and with tramadol. Each dose of PTI-601 consisted of a fixed dose of tramadol combined with a different low dose of naltrexone. The trial enrolled patients suffering from moderate to severe pain following dental surgery, in which three or more teeth were extracted. We completed patient enrollment on schedule in December 1999.

     In January 2000 we completed the analysis of this Phase II clinical study. In this trial we demonstrated the following results:

     - PTI-601 is safe in humans;

     - different doses of PTI-601 clearly provide patients with different levels of pain relief; and

     - an optimal dose of PTI-601 provides patients with meaningful pain relief compared to placebo; this result is statistically significant at the level of p<0.008, which means the likelihood that this result could have occurred by chance is less than 1 in 125. By contrast patients who received tramadol alone did not achieve statistically meaningful pain relief compared to placebo.

PTI-701: hydrocodone

     PTI-701 is our proprietary substitute for hydrocodone and similar weak opioids. In 1998, U.S. sales of such drugs exceeded $600 million. We are developing PTI-701 to treat moderate to severe pain in an acute or chronic setting. PTI-701 is a combination of hydrocodone, acetaminophen and low-dose naltrexone. If the FDA approves PTI-701, we believe it could be an effective substitute for hydrocodone/acetaminophen. In the United States, all hydrocodone is sold in combination with acetaminophen. The principal use of hydrocodone is the treatment of patients with chronic moderate to severe pain, such as cancer pain. Hydrocodone combination products are currently sold under various trade names, including Knoll Laboratories' Vicodin, Forest Pharmaceuticals' Lorcet and Watson Laboratories' Norco.

     In January 2000, we initiated a Phase II clinical trial with PTI-701. This trial is designed to demonstrate the safety, the efficacy and the optimal dose of PTI-701 in 300 patients suffering from moderate to severe pain following dental surgery. We expect to complete patient enrollment for this trial by the third quarter of 2000.

Other Product Candidates

     We believe the use of low-dose opioid antagonists, either alone or in combination with existing opioid drugs, may have commercial applications beyond our four current product candidates. We believe that our technology can be broadly applied to additional segments of the pain market, as well as non-pain indications. Examples include certain drugs used in anesthesiology and those used to treat opioid and alcohol addiction. Until we undertake preclinical studies and clinical trials, we cannot be certain that our technology will have such additional applications.

     We anticipate initiating several Phase I/II pilot studies in an effort to assess the clinical utility of our proprietary low-dose antagonist technology outside the field of pain management. In particular, in 2000, we may explore the use of our technology in patients undergoing methadone maintenance treatment and in patients suffering from irritable bowel syndrome.

MANUFACTURING

     We have no manufacturing facilities. We have entered into an agreement with a qualified third party for the formulation and manufacture of our clinical supplies. These supplies and the manufacturing facilities must comply with DEA regulations and current good manufacturing practices, or GMPs, reviewed by the FDA. We plan to continue to outsource formulation and manufacturing.

TECHNOLOGY OVERVIEW

     According to the current understanding of pain mediation, opioid painkillers produce their pain relieving effect by activating an inhibitory pathway in the nervous system. Inhibitory pathways inhibit the transmission of pain signals into the brain. Scientists at Albert Einstein College of Medicine have published results suggesting that opioids also stimulate an excitatory pathway in the nervous system. The excitatory pathway partially counteracts pain inhibition and is believed to be a major cause of adverse side effects associated with opioid use, including the development of tolerance and addiction. In vitro studies on isolated nerve cells have helped researchers detect and analyze the unique properties of the inhibitory and excitatory pathways. At the normal clinical doses, the activation of the excitatory pathway was previously undetected probably due to masking by the inhibitory pathway.

     Published results suggest that the selective blockade of the excitatory pathway promotes the pain relieving potency of morphine in mice by blocking the excitatory pain-enhancing effect. In addition, preclinical studies have demonstrated that co-treatment with a very low dose of an opioid antagonist, such as naloxone or naltrexone, preferentially blocks the excitatory pathway over the inhibitory pathway, thereby enhancing morphine's ability to inhibit pain.

     We believe that the excitatory pathway plays an important role in modulating the adverse side effects of opioid use. After repeated administration of morphine or other opioid painkillers, increasing doses of opioids are required in order to obtain the same level of pain relief, a process known as tolerance. If chronic opioid treatment is terminated abruptly, withdrawal symptoms rapidly appear. Continued administration of opioids prevents the appearance of withdrawal symptoms, at which point a patient is considered dependent, and, potentially addicted. Published results also show that tolerance and dependence in mice are due to sustained activation of the excitatory pathway, and that tolerance and dependence can be prevented by co-administration of low-dose naltrexone, a pure opioid antagonist. At very low concentrations, we believe such opioid antagonists preferentially block excitatory pathways. These results provided the rationale for our human clinical trials.

     The low-dose effect is the most important component of our technology wherein a very low dose of an opioid antagonist is combined with an opioid painkiller. Optimal dose ratios of low-dose opioid antagonist to opioid painkiller depend on their specific pharmacology and the mode of administration. Published preclinical and clinical dose response studies provide guidance in formulating optimal ratios of low-dose opioid antagonist to opioid painkiller for clinical development.

PROPRIETARY POSITION

     Upon our formation in May 1998, we licensed our technology from Albert Einstein College of Medicine. We have worldwide exclusive rights to the technology. Pursuant to the terms of the license, we paid Albert Einstein College of Medicine a one time licensing fee and are required to pay clinical milestone payments and royalties based on a percentage of net drug sales. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty that we pay to Albert Einstein College of Medicine will be reduced by one-half of the amount of such additional royalty.

     We seek to protect our proprietary position by, among other methods, filing and prosecuting U.S. and foreign patents and patent applications with respect to our technology and products and their uses. We plan to prosecute and defend our patent applications, issued patents and proprietary information. We have an exclusive, worldwide license for five issued U.S. patents, one U.S. Notice of Allowance and two pending U.S. patent applications relating to the low-dose opioid antagonist technology under our license agreement with Albert Einstein College of Medicine, and ten corresponding pending foreign patent applications or issued patents.

     The focus of our patent strategy is to secure and maintain intellectual property rights to technology for the following categories of our business:

     - the clinical use of a low-dose opioid antagonist, either alone or in combination with an opioid painkiller, for pain management and opioid and other addiction;

     - the use of a low-dose opioid antagonist to render opioid-based anesthesia products, such as fentanyl or fentanyl analogs, more effective; and

     - the clinical use of a low-dose opioid antagonist, either alone or in combination with any opioid painkiller, for the treatment of other conditions.

GOVERNMENT REGULATION

     Our product candidates will be subject to rigorous FDA regulation. The process of completing clinical trials and obtaining FDA approvals for any of our product candidates is likely to take a number of years and require the expenditure of substantial resources. We cannot be certain that any of our product candidates will receive FDA approval on a timely basis, if at all.

Regulation of combination products

     Applicable FDA regulations treat our combination of opioid painkillers, such as morphine, and low-dose opioid antagonists, such as naloxone, as new drugs and require the filing of a NDA and approval by the FDA prior to commercialization in the U.S. Our clinical trials seek to demonstrate that an opioid painkiller/low-dose opioid antagonist combination produces greater beneficial effects than either drug alone. Because each component drug has been separately approved for human use by the FDA, we believe that we will encounter fewer regulatory hurdles than if we were developing new chemical entities.

The drug approval process

     We will be required to take several steps before we can market any of our drugs for human use in the United States, including:

     - preclinical studies,

     - submission to the FDA of an IND which must become effective before human clinical trials commence;

     - adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate;

     - submission to the FDA of a NDA; and

     - FDA approval of the NDA prior to any commercial sale or shipment of the drug.

     Preclinical studies consist of conducting animal studies to assess the potential safety and efficacy of the product candidate. We must submit the results of the preclinical studies to the FDA as a part of an IND for review by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or otherwise responds to, an IND, the IND becomes effective 30 days following its receipt by the FDA.

     We will continue to conduct human clinical trials in several phases that may overlap:

     - Phase I: We initially introduce the product candidate into healthy human subjects or patients and test for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In addition, we may, to the extent feasible, assess analgesic efficacy in our Phase I trials.

     - Phase II: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product candidate and to determine optimal dosage.

     - Phase III: Once Phase II evaluations demonstrate that a dosage range of the product candidate is effective and has an acceptable safety profile, we can undertake Phase III trials to evaluate dosage and clinical efficacy further, and to test for safety in an expanded patient population at geographically dispersed clinical study sites.

     The FDA publishes industry guidelines specifically for the clinical evaluation of painkillers. We rely in part on these guidelines to design a clinical strategy for the approval of each of our product candidates. In particular, FDA guidelines recommend that we demonstrate efficacy of our new painkillers in more than one clinical model of pain, typically including dental pain. Other acceptable clinical models of pain include post-operative pain, cancer pain and various types of trauma and arthritis pain. Since models differ in their pain intensity and their sensitivity to detect pain, we expect to complete several Phase II studies in multiple clinical models of pain. Upon a clear demonstration of the safety and efficacy of painkillers in multiple clinical models of pain, the FDA has historically approved pain killers with broad indications. Such general purpose labeling often takes the form of "for the management of moderate to severe pain."

     Phase II efficacy studies have sometimes served as pivotal studies for painkiller product candidates. Phase III studies for these products normally focus greater attention on safety in larger patient populations rather than on efficacy. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing within any specified time period, or at all, with respect to any of our product candidates. Furthermore, the

FDA may suspend clinical trials at any time in response to concerns that we are exposing participants to an unacceptable health risk.

     We must submit the results of pharmaceutical development, preclinical studies, and clinical trials to the FDA in the form of a NDA for approval of the marketing and commercial shipment of the subject drug. The FDA may require additional testing or information before approving the NDA. The FDA may deny a NDA approval if we fail to satisfy safety, efficacy, or other regulatory requirements. Even if the FDA approves the drug, it may require post-marketing testing and surveillance to monitor the safety of the drug or may impose limitations on the indicated uses for which we may market the drug. In addition, the FDA may withdraw its approval if we fail to maintain compliance with regulatory standards or if problems occur following our initial marketing of the drug.

Other regulatory requirements

     The FDA mandates that drugs be manufactured in conformity with good manufacturing practices regulations. If the FDA approves any of our product candidates we will be subject to requirements for labeling, advertising, record keeping and adverse experience reporting. Failure to comply with these requirements could result, among other things, in suspension of regulatory approval, recalls, injunctions or civil or criminal sanctions. We may also be subject to regulations under other federal, state, and local laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Clean Air Act, national restrictions on technology transfer, and import, export, and customs regulations. In addition, any of our products that contain narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution and physician prescribing procedures. It is possible that any portion of the regulatory framework under which we operate may change and that such change could have a material adverse effect on our current and anticipated operations.

     Whether or not the FDA grants approval, we must obtain similar approvals by comparable governmental regulatory authorities in foreign countries prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries. The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.

     The Controlled Substances Act imposes various registration, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is its actual or potential abuse profile. The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Any of our product candidates that contains a scheduled substance will be subject to regulation as a drug of that class.

COMPETITION

     Our success will depend, in part, upon our ability to achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, therapies, technological approaches or delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Companies that currently sell generic or proprietary opioid formulations include Roxane

Laboratories, Purdue Pharma, Janssen Pharmaceutica, Knoll Laboratories, Abbott Laboratories, Anesta, Endo Pharmaceuticals, Elkins-Sinn, Watson Laboratories, Alza Pharmaceuticals, Ortho-McNeil Pharmaceutical, Forest Pharmaceuticals and Astra Pharmaceutical. Alternative technologies are being developed to increase opioid potency, as well as alternatives to opioid therapy for pain management, several of which are in clinical trials or are awaiting approval from the FDA. Such alternatives include Elan's SNX-111 and Endo Pharmaceuticals' Morphidex.

     We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have opioid painkiller products already approved by the FDA or in development and operate larger research and development programs in these fields than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater financial resources than we do, as well as significantly greater experience in:

     - developing drugs;

     - undertaking preclinical testing and human clinical trials;

     - obtaining FDA and other regulatory approvals of drugs;

     - formulating and manufacturing drugs; and

     - launching, marketing, distributing and selling drugs.

     Developments by competitors may render our product candidates or technologies obsolete or non-competitive.

EMPLOYEES

     As of March 1, 2000, we had approximately twelve employees and five executive consultants, including three M.D./Ph.D.s, one M.D./D.D.S. and one Ph.D. We engage additional consultants from time to time to perform services on a per diem or hourly basis.

FACILITIES

     Our executive office is located at 250 East Grand Avenue, Suite 70, South San Francisco, California 94080. Our leased property consists of approximately 3,250 square feet of office space. We believe that our facilities are sufficient to meet anticipated staffing up to the expiration of our lease in September 2000. We are searching for additional space to meet our future requirements as we implement internal systems and infrastructure and hire additional personnel.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about our executive officers, key employees and directors. Upon completion of this offering our board of directors will be divided into three classes serving staggered three-year terms.

                NAME                   AGE                  POSITION
                ----                   ---                  --------
Remi Barbier.........................  40    President, Chief Executive Officer and
                                             Chairman of the Board
Barry M. Sherman, M.D. ..............  58    Executive Vice President and Chief
                                             Medical Officer
Edmon R. Jennings....................  52    Chief Commercialization Officer
David L. Johnson.....................  46    Chief Financial Officer
Gert Caspritz, Ph.D.(1)..............  50    Director
Nadav Friedmann, M.D., Ph.D.(2)......  57    Director
Wilfred R. Konneker, Ph.D.(1)........  78    Director
Michael J. O'Donnell.................  41    Director and Secretary
Sanford R. Robertson(1)(2)...........  68    Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     Remi Barbier, our founder, has served as our President, Chief Executive Officer and Chairman since our inception in May 1998. Prior to that time, Mr. Barbier helped in the growth or founding of: Exelixis Inc., a functional genomics company, ArQule, a chemistry company, and EnzyMed (now owned by Albany Molecular Research), a chemistry company. Mr. Barbier served as Chief Operating Officer of Exelixis from January 1996 to May 1998. Prior to that, he was Vice President of Corporate Development and Clinical Project Manager of Xoma Corporation, a biotechnology company, from October 1993 to December 1995. Mr. Barbier received his B.A. from Oberlin College and his M.B.A. from the University of Chicago. He is a Director of Mendel Biotechnology, Inc.

     Barry M. Sherman, M.D. has served as our Executive Vice President and Chief Medical Officer since April 1999. Prior to that time, Dr. Sherman was President and Chief Executive Officer of Anergen Inc., an immunology biotechnology company. From 1985 until 1996, Dr. Sherman held various positions at Genentech Inc., a biotechnology company, most recently serving as Senior Vice President and Chief Medical Officer with responsibility for Genentech's overall clinical development activities. Since 1986, Dr. Sherman has also been a Clinical Professor of Internal Medicine at Stanford University. From 1971 to 1985, Dr. Sherman was a Professor of Internal Medicine and Director of the Clinical Research Center at the University of Iowa College of Medicine. Dr. Sherman received his M.D., with honors, from the University of Michigan.

     Edmon R. Jennings joined Pain Therapeutics, Inc. in February 2000. Prior to that time, Mr. Jennings held senior management positions at Genentech, including Vice President of Corporate Development from December 1995 to January 2000, Vice President of Sales and Marketing from January 1994 to December 1995 and Vice President of Sales from December 1990 to December 1993. Prior to Genentech, Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company, for approximately twelve years. Mr. Jennings received his B.A. from the University of Michigan.

     David L. Johnson, CPA joined Pain Therapeutics, Inc. in January 2000. Prior to that time, Mr. Johnson was acting Chief Financial Officer at Aradigm, a drug delivery technology company. From October 1997 to November 1998, Mr. Johnson held positions as Vice President of Finance and Administration of Elan Pharmaceuticals North America and Vice President of Finance and Chief Financial Officer of Athena Neurosciences, both of which were divisions of Elan Pharmaceuticals, a pharmaceutical company. From September 1996 to October 1997, Mr. Johnson was Director of Finance at Gilead Sciences, a biopharmaceutical company. From June 1993 to December 1994, Mr. Johnson was Director of Financial Planning and Operational Analysis at Chiron, a biotechnology company. Mr. Johnson is a former member of the audit staff of KPMG LLP, our auditors. Mr. Johnson received his B.S. in Accounting from Oklahoma State University.

     Gert Caspritz, Ph.D. has served as a director since November 1999. Dr. Caspritz has been the Investment Manager of TVM-Techno Venture Management, an international venture capital firm based in Germany, since June 1999. Prior to joining TVM he was employed with Hoechst Marion Roussel, a pharmaceutical company for over 15 years, most recently as Vice President of New Technologies Licensing. During his tenure at Hoechst Marion Roussel he was a member of various strategy task forces, including the group that negotiated many of Hoechst Marion Roussel's biotechnology collaborations. Dr. Caspritz serves on the board of Coley Pharmaceutical Group, PhytoMedica and Epicept. Dr. Caspritz received his undergraduate degree and his Ph.D. in Biology from the University of Mainz, Germany.

     Nadav Friedmann, M.D., Ph.D. has served as a director since September 1998. Dr. Friedman has been President and Chief Executive Officer of Daiichi Pharmaceutical Corporation, a pharmaceutical company, since 1997 and before that was a Consultant to the Board of Daiichi Pharmaceutical Co., Ltd. in Tokyo from 1995 to 1997. From 1992 to 1995, Dr. Friedmann served as Vice President, Clinical Research at Xoma Corporation. From 1980 to 1991, Dr. Friedmann held various leadership positions, with Johnson & Johnson, a healthcare company, including Vice President and Head of Research of J&J Biotechnology Center. Prior to that, Dr. Friedmann was Medical Director of Abbott Laboratories. Dr. Friedmann is a graduate of Albert Einstein College of Medicine, where he received an M.D., and of the University of California, San Diego, where he received a Ph.D. degree in Biochemistry.

     Wilfred Konneker, Ph.D. has served as a director since November 1999. Dr. Konneker is currently a private investor. Prior to that he served as a director of Mallinckrodt, Inc., a healthcare company, and as Vice President of its radio pharmaceuticals division from 1966 to 1973. Dr. Konneker founded Nuclear Consultants, Inc., the first supplier of radio-isotopes to the pharmaceutical industry, in 1950, and served as its President and Chief Executive Officer until its merger with Mallinckrodt, Inc. in 1966. Dr. Konneker sits on the Board of Trustees for Washington University and the Board of Directors for Ohio University Foundation, the St. Louis Symphony, the Opera Theatre of St. Louis and the Chautauqua Foundation. Dr. Konneker received his Ph.D. in Nuclear Physics from Washington University and an undergraduate degree from Ohio University.

     Michael J. O'Donnell has served as a director since June 1998. Mr. O'Donnell is a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, our corporate counsel. Mr. O'Donnell serves as corporate counsel to numerous public and private biopharmaceutical and life science companies. Mr. O'Donnell received a J.D. degree, cum laude, from Harvard University and a B.A. degree from Bucknell University, summa cum laude.

     Sanford R. Robertson has served as a director since September 1998. Mr. Robertson is currently a general partner of Francisco Partners, a technology investment fund. Mr. Robertson is the founder and former chairman of Robertson, Stephens, Inc. Mr. Robertson is also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities. He is also a former director of AIM Management Group Inc. (now AMVESCAP) and BankAmerica Corporation. Mr. Robertson received his B.B.A. and M.B.A. degrees with distinction from the University of Michigan. He is also a director of Big Vine.com, Inc.

BOARD OF DIRECTORS

     Our board of directors currently consists of six members. Each director holds office until his or her term expires or until his or her successor is duly elected and qualified. Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide for a classified board of directors. In accordance with the terms of our certificate, our board of directors will be divided into three classes whose terms will expire at different times. The three classes will be comprised of the following directors:

     - Class I consists of directors O'Donnell and Konneker, who will serve until the annual meeting of stockholders to be held in 2001;

     - Class II consists of directors Caspritz and Friedmann, who will serve until the annual meeting of stockholders to be held in 2002; and

     - Class III consists of directors Barbier and Robertson, who will serve until the annual meeting of stockholders to be held in 2003.

     At each annual meeting of stockholders beginning with the 2001 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Committees

     Our board of directors has an executive committee, an audit committee and a compensation committee. The executive committee consists of directors Remi Barbier, Sanford Robertson and Nadav Friedmann. The audit committee consists of directors Gert Caspritz, Wilfred Konneker and Sanford Robertson. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of directors Sanford Robertson and Nadav Friedmann. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our executive officers and administers our stock plans and employee benefit plans.

Compensation Committee Interlocks and Insider Participation

     Our board of directors established the compensation committee in September 1999. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No member of our compensation committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Since the formation of the compensation committee, none of its members has been an officer or employee.

Director Compensation

     In March 2000, our board of directors approved guidelines for the grant of stock options under our 1998 Stock Plan, as amended, to directors who are not our officers or employees. These guidelines provide that such directors will receive 20,000 shares vesting annually over four years which are to be granted on the date of each annual stockholder meeting following the closing of this offering at the fair market value of our common stock on the date of grant.

SCIENTIFIC AND MEDICAL ADVISORS

     We have established a scientific and medical advisory board to provide specific expertise in areas of research and development relevant to our business. Our scientific and medical advisory board meets periodically with our scientific and development personnel and management to discuss current and long-term research and development activities and initiatives. Our scientific and medical advisory board is comprised of:

Leslie Z. Benet, Ph.D. ...................  Professor of Biopharmaceutical
                                            Sciences, University of California,
                                            San Francisco
Stanley Crain, Ph.D. .....................  Professor of Neurosciences,
                                            Emeritus, Albert Einstein College of
                                            Medicine
Nadav Friedmann, M.D., Ph.D. .............  President & Chief Executive Officer,
                                            Daiichi Pharmaceuticals Corp.
Scott R. Hamann, M.D., Ph.D. .............  Department of Anesthesiology,
                                            University of Kentucky College of
                                            Medicine
Don R. Mehlisch, M.D., D.D.S. ............  Independent Consultant, Co-founder,
                                            Scirex Corporation
Fredrick L. Minn, M.D., Ph.D. ............  Independent Consultant, formerly at
                                            Johnson & Johnson/Ortho-McNeil
                                            Pharmaceutical
Robert B. Raffa, Ph.D. ...................  Associate Professor of Pharmacology,
                                            Temple University
Patrick Scannon, M.D., Ph.D. .............  Chief Medical and Scientific
                                            Officer, Xoma Corporation
Ke-Fei Shen, M.D., Ph.D. .................  Principal Associate, Albert Einstein
                                            College of Medicine
Barry M. Sherman, M.D. ...................  Executive Vice President & Chief
                                            Medical Officer, Pain Therapeutics,
                                            Inc.
Eric J. Simon, Ph.D. .....................  Professor of Psychiatry and
                                            Pharmacology, New York University
                                            School of Medicine
Frank Porreca, Ph.D. .....................  Professor of Pharmacology and
                                            Anesthesiology, University of
                                            Arizona College of Medicine

EXECUTIVE OFFICERS

     Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed.

Compensation

     The following table sets forth all compensation accrued during the year ended December 31, 1999 to our President and Chief Executive Officer, and our only other executive officer who was employed during the period. In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                           SUMMARY COMPENSATION TABLE

                                                             LONG-TERM
                                      ANNUAL                COMPENSATION
                                 COMPENSATION ($)            SECURITIES
                                 ----------------            UNDERLYING     ALL OTHER
 NAME AND PRINCIPAL POSITIONS     SALARY    BONUS   OTHER   OPTIONS (#)    COMPENSATION
 ----------------------------    --------   -----   -----   ------------   ------------
Remi Barbier, President........  $176,042    --      --            --          --
  Chief Executive Officer and
  Chairman
Barry M. Sherman, M.D. ........  $132,275    --      --       600,000          --
  Executive Vice President
  and Chief Medical Officer

Option Grants in 1999

     The following table sets forth information concerning grants of stock options to each of the executive officers named in the table above during 1999. All options granted to these executive officers in 1999 were granted under the 1998 Stock Plan, as amended. Except as otherwise noted, one forty-eighth of the shares subject to each option vests and becomes exercisable on the first month after the vesting commencement date, and an additional one-forty-eighth of the shares subject to each option vests each month thereafter. The percent of the total options set forth below is based on an aggregate of 965,000 options granted to employees during 1999. All options were granted at fair market value as determined by our Board of Directors on the date of grant.

     Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the initial public offering price of our common stock appreciates at 5% and 10% over the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price.

                                            INDIVIDUAL GRANTS
                             ------------------------------------------------   POTENTIAL REALIZABLE
                                          PERCENT OF                              VALUE AT ASSUMED
                                            TOTAL                                 ANNUAL RATES OF
                             NUMBER OF     OPTIONS                               STOCK APPRECIATION
                             SECURITIES   GRANTED TO                             FOR OPTION TERM($)
                             UNDERLYING   EMPLOYEES    EXERCISE                 --------------------
                              OPTIONS       DURING       PRICE     EXPIRATION
           NAME               GRANTED     PERIOD(%)    PER SHARE      DATE        5%           10%
           ----              ----------   ----------   ---------   ----------   -------      -------
Remi Barbier...............        --          --           --            --        --           --
Barry M. Sherman, M.D......   250,000        25.9%       $0.10        5/7/09
                              250,000        25.9%       $0.10       9/10/09
                              100,000        10.4%       $0.20      12/10/09

Aggregate Option Exercises in 1999 and Values at December 31, 1999

     The following table sets forth information concerning exercisable and unexercisable stock options held by the executive officers named in the summary compensation table at December 31, 1999. The value of unexercised in-the-money
options is based on an assumed initial offering price of $          per share
minus the actual exercise prices. All options were granted under our 1998 Stock Plan, as amended. Except as otherwise noted, these options vest over four years and otherwise generally conform to the terms of our 1998 Stock Plan, as amended.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                   OPTIONS                   AT DECEMBER 31,
                            SHARES                         AT DECEMBER 31, 1999(#)             1999($)(2)
                           ACQUIRED         VALUE        ---------------------------   ---------------------------
          NAME            ON EXERCISE   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------------   -----------   -------------   -----------   -------------
Remi Barbier............      --             $--               --              --          $--            $--
Barry M. Sherman,
  M.D. .................      --              --           52,083         547,917

-------------------------
(1) Based upon the assumed initial public offering price of $     per share less
    the exercise price per share.

(2) Value is determined by subtracting the exercise price of an option from an
    assumed $     per share fair market value of our common stock.

EMPLOYMENT AGREEMENTS

     In July 1998, we entered into an employment agreement with Mr. Barbier. Under the terms of the agreement as amended by our board, Mr. Barbier receives an annual salary of $275,000, and is eligible to receive an annual bonus in an amount to be determined by the board of directors. The term of the agreement is three years, and it automatically renews for consecutive one-year terms unless we or Mr. Barbier terminate the agreement earlier on sixty days' notice. The agreement entitles Mr. Barbier to serve on the board of directors for as long as he is our President and Chief Executive Officer. Thereafter, he will remain a member of our board of directors only if we terminate his employment without cause. The agreement also provides that if we terminate Mr. Barbier without cause, we must pay him his salary for twelve months following the date of his termination and relinquish our right to repurchase any of his shares of our common stock.

     In March 1999, we executed an employment offer letter for Dr. Sherman. Under the terms of the offer as amended by our Board, Dr. Sherman receives an annual salary of $250,000. The offer letter provides that Dr. Sherman's employment may be terminated at any time by either Dr. Sherman or us upon thirty days' notice.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation to be filed upon completion of this offering limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability associated with any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of our directors' liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our amended and restated certificate of incorporation and bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

STOCK PLANS

1998 Stock Plan

     Our 1998 Stock Plan, as amended, was approved by our board of directors in September 1998, and subsequently amended in May and September 1999 and February 2000. As of March 1, 2000, we had reserved a total of 3,200,000 shares of our common stock for issuance under the 1998 Stock Plan of which 299,800 shares were available for issuance. The 1998 Stock Plan, as amended, provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to employees, including officers and directors, non-employee directors and consultants of non-statutory stock options and stock purchase rights. Unless terminated sooner, the 1998 Stock Plan, as amended, will terminate automatically in 2008.

     Our 1998 Stock Plan, as amended, is administered by our board of directors. Our board of directors determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the vesting and the form of consideration payable upon such exercise. In addition, the board of directors has the authority to amend, suspend or terminate the 1998 Stock Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted and then outstanding under the 1998 Stock Plan. Our board of directors has the exclusive authority to interpret and apply the provisions of the 1998 Stock Plan, as amended.

     Options and stock purchase rights granted under our 1998 Stock Plan, as amended, are not generally transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1998 Stock Plan, as amended, must generally be exercised within three months of the end of the optionee's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of stock purchase rights, unless the board of directors determines otherwise, the agreement evidencing the grant shall provide that we have a repurchase option exercisable upon the voluntary or involuntary termination of his or her employment for any reason (including death or disability). In this event, the purchase price per share will be equal to the original price and may be paid by cancellation of his or her outstanding indebtedness to us, if any. Our repurchase option shall lapse at a rate determined by the board of directors. The exercise price of any incentive stock options granted under the 1998 Stock Plan, as amended, and any non-statutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the United States tax code, must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan, as amended, may not exceed ten years.

     Our 1998 Stock Plan, as amended, provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted, the option or stock purchase right will immediately fully vest and become exercisable.

2000 Employee Stock Purchase Plan

     Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000. A total of 500,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus annual increases equal to the lesser of 250,000 shares, 1% of the outstanding shares on such date, or a lesser amount determined by our board of directors.

     Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 30, 2000.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. Our board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 Employee Stock Purchase Plan. Our board of directors has the exclusive authority to interpret and apply the provisions of the 2000 Employee Stock Purchase Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PREFERRED STOCK

     In August and October 1998, we sold a total of 2,659,489 shares of our series A convertible preferred stock at a price of $1.00 per share. In October and November 1999, we sold a total of 5,405,405 shares of our series B redeemable convertible preferred stock at a price of $1.85 per share. In February 2000, we sold a total of 3,044,018 shares of our series C redeemable convertible preferred stock at a price of $5.00 per share. The following officers, directors and 5% stockholders purchased shares of our preferred stock in these financings:

                 PURCHASER                    SERIES A     SERIES B     SERIES C
                 ---------                    ---------    ---------    ---------
John Griffin and entities and persons
  affiliated with Blue Ridge Limited
  Partnership...............................  1,000,000      270,270      440,000
Cascade Investment LLC......................         --           --    2,000,000
GMS Capital Partners, L.P...................         --    1,000,000      146,070
TVM-Techno Venture Management III GmbH......         --    1,459,449      184,655
Nadav Friedmann, M.D., Ph.D.................     20,000           --           --
Sanford R. Robertson........................    200,000           --           --
Entities affiliated with Michael J.
  O'Donnell.................................         --       12,838        1,876

INVESTOR RIGHTS AGREEMENT

     We have entered into an agreement pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock." Concurrently with the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Limitation on Directors' Liability and Indemnification."

SEVERANCE ARRANGEMENTS

     We executed employment offer letters for Mr. Johnson and Mr. Jennings in November and December 1999, respectively. Pursuant to these offer letters, Mr. Johnson and Mr. Jennings receive annual base salaries of $155,000 and $195,000, respectively. In addition, Mr. Johnson was permitted to purchase 190,000 shares of our common stock at a per share exercise price of $0.20 subject to our repurchase right, and Mr. Jennings received an option to purchase 225,000 shares of our common stock at a per share exercise price of $1.00. We may terminate either officer's employment at any time and for any reason or no reason. However, if we terminate Mr. Johnson's employment without cause after November 23, 2000, or Mr. Jennings' employment without cause after December 3, 2000, we must pay severance equal to the officer's base salary until the sooner of the date that he secures new employment, or the date that is three months after the date of his termination. Neither officer will receive any severance if we terminate his employment within the first year, if he voluntarily terminates his employment any time, or if we terminate him for cause at any time.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 1, 2000 and as adjusted to reflect the sale of common stock offered hereby by the following:

     - each stockholder known by us to own beneficially more than 5% of our common stock;

     - each of our executive officers named in the compensation table above;

     - each of our directors; and

     - all directors and executive officers as a group.

     As of March 1, 2000, there would have been 20,798,912 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted into common stock. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, on the information furnished by such owners, have sole voting power and investment power with respect to such shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that will become exercisable within 60 days after March 1, 2000 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is 250 Grand Avenue, Suite 70, South San Francisco, California 94080.

                                                                     PERCENT OF SHARES
                                                    SHARES            OUTSTANDING(2)
                                                 BENEFICIALLY    -------------------------
                                                 OWNED PRIOR     PRIOR TO
      NAME OR GROUP OF BENEFICIAL OWNERS        TO OFFERING(1)   OFFERING   AFTER OFFERING
      ----------------------------------        --------------   --------   --------------
Cascade Investment, LLC.......................     2,000,000        9.6%
  2365 Carillon Point
  Kirkland, WA 98033
TVM-Techno Venture Management III GmbH........     1,644,104        7.9%
  101 Arch Street, Suite 1950
  Boston, MA 02110
John Griffin(3)...............................     1,710,270        8.2%
  Blue Ridge Limited Partnership
  660 Madison Avenue
  New York, NY 10021
GMS Capital Partners, L.P. ...................     1,146,070        5.5%
  405 Park Avenue, 16th Floor
  New York, NY 10022
Remi Barbier..................................     8,180,000       39.3%
Gert Caspritz, Ph.D.(4).......................     1,644,104        7.9%
  101 Arch Street, Suite 1950
  Boston, MA 02110
Sanford R. Robertson(5).......................       256,771        1.2%
  555 California Street, Suite 3130
  San Francisco, CA 94104
David L. Johnson(6)...........................       190,000          *           *
Barry M. Sherman, M.D.(7).....................       102,083          *           *

                                                                     PERCENT OF SHARES
                                                    SHARES            OUTSTANDING(2)
                                                 BENEFICIALLY    -------------------------
                                                 OWNED PRIOR     PRIOR TO
      NAME OR GROUP OF BENEFICIAL OWNERS        TO OFFERING(1)   OFFERING   AFTER OFFERING
      ----------------------------------        --------------   --------   --------------
Nadav Friedmann, M.D., Ph.D.(8)...............       126,771          *           *
  144 Fisher Road
  Mahwah, NJ 07430
Michael J. O'Donnell(9).......................        65,235          *           *
  Wilson Sonsini Goodrich & Rosati
  650 Page Mill Road
  Palo Alto, CA 94304-1050
Edmon R. Jennings(10).........................         9,375          *           *
Wilfred R. Konneker, Ph.D.....................            --         --          --
  Konneker Development Corporation
  142 Enchanted Parkway, Suite 200
  Manchester, MO 63021
All directors and executive officers as a
  group
  (9 persons)(11).............................    10,574,339       50.5%

-------------------------
  * Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company's Common Stock.

 (1) Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

 (2) Applicable percentage of ownership is based on 20,798,912 shares of Common Stock outstanding prior to this offering.

 (3) Includes 1,090,270 shares held by Blue Ridge Limited Partnership, 40,000 shares held by Blue Ridge Private Equity Fund, and 580,000 shares held by John Griffin. All of the shares held by Blue Ridge Limited Partnership and Blue Ridge Private Equity Fund are beneficially owned by John Griffin.

 (4) Includes 1,644,104 shares held by TVM-Techno Venture Management III GmbH. Dr. Caspritz, a Director of the Company, is the Investment Manager of TVM-Techno Venture Management. Dr. Caspritz disclaims beneficial ownership of the shares held by TVM-Techno Venture Management III GmbH, except to the extent of his partnership interest in such shares.

 (5) Includes 6,771 shares issuable pursuant to options exercisable within 60 days of March 1, 2000.

 (6) All of these shares are subject to our right of repurchase which lapses over time.

 (7) Includes 102,083 shares issuable pursuant to options exercisable within 60 days of March 1, 2000.

 (8) Includes 6,771 shares issuable pursuant to options exercisable within 60 days of March 1, 2000.

 (9) Includes 45,000 shares held by WS Investment Company 98B, 12,162 shares held by WS Investment Company 99B, 1,777 shares held by WS Investment Company 2000A, 5,775 shares held by Michael J. O'Donnell and 521 shares issuable to Mr. O'Donnell pursuant to options exercisable within 60 days of March 1, 2000. Mr. O'Donnell, a Director of the Company, is a General Partner of WS Investment Company. Mr. O'Donnell disclaims beneficial ownership of the shares held by WS Investment Company, except to the extent of his partnership interest in such shares. Mr. O'Donnell is also a partner in Wilson Sonsini Goodrich & Rosati, our corporate counsel.

(10) Includes 9,375 shares issuable pursuant to options exercisable within 60 days of March 1, 2000.

(11) Includes 125,521 shares issuable pursuant to options exercisable within 60 days of March 1, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the completion of this offering, we will be authorized to issue shares, $0.001 par value per share, to be divided into two classes to be designated common stock and preferred stock. Of the shares authorized, 120,000,000 shares shall be designated as common stock and 10,000,000 shares shall be designated as preferred stock. The following description of our capital stock is only a summary. For a complete description of our capital stock, you should refer to our certificate of incorporation and bylaws as in effect upon the completion of this offering, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

COMMON STOCK

     As of March 1, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock, there were 20,798,912 shares of common stock outstanding which were held by approximately 85 stockholders. There will be shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after March 1, 2000) after giving effect to the sale of our common stock in this offering. In addition to 1,710,200 shares issuable upon exercise of outstanding options, and 299,800 shares available for issuance under our 1998 Stock Plan, as amended there are an aggregate of 500,000 shares reserved for issuance under our 2000 Employee Stock Purchase Plan. See "Management -- Stock Plans" for a description of our stock plans.

     The holders of our common stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. Our amended and restated certificate of incorporation to be filed concurrently with completion of this offering, does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     Upon the completion of this offering and filing of our amended and restated certificate of incorporation, we will not have any shares of preferred stock outstanding, however, our board of directors will be authorized, without action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, all or any of which may be greater than the rights of the common stock.

     The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying or preventing a change in our control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS TO PURCHASE COMMON STOCK

     As of March 1, 2000, we had the following warrants outstanding to purchase a total of 340,000 shares of our capital stock:

     - 70,000 shares of our common stock at an exercise price of $1.00 per share, terminating 2005;

     - 120,000 shares of our common stock at an exercise price of $5.00 per share terminating 2005; and

     - 150,000 shares of our series A convertible preferred stock which are convertible into 150,000 shares or our common stock at an exercise price of $1.00 per share, terminating June 5, 2010.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement we entered into with holders of 11,108,912 shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to certain registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect this registration, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering, the date on which all securities subject to registration rights have been sold, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Action in any 90-day period.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

     - the acquisition of us by means of a tender offer;

     - the acquisition of us by proxy contest or other means; and

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

     Election and Removal of Directors. Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

     Stockholder Meetings. Under our amended and restated certificate of incorporation and amended and restated bylaws, only our board of directors, chairman of the board or chief executive officer may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring or delaying hostile takeovers or delaying changes in control or management.

     Section 203. We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

     - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is                .

THE NASDAQ STOCK MARKET'S NATIONAL MARKET LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "PTIE."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our stock. After we complete this offering, based upon the number of shares outstanding at
March 1, 2000, there will be           shares of our common stock outstanding.
Of these outstanding shares, the           shares sold in this offering will be
freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

     The remaining           shares of common stock outstanding after this
offering are subject to lock-up agreements which expire 180 days after the date of this prospectus. Upon expiration of the 180-day lock-up period, all of these shares will be eligible for sale in the public market subject to the provisions of Rule 144 or Rule 701 under the Securities Act. The lock-up agreements were entered into by all holders of our securities, including all of our directors and executive officers, who in the aggregate hold:

     - 10,448,818 shares of our common stock of record;

     - options to purchase 950,000 shares of our common stock;

     - warrants to purchase 70,000 shares of our common stock;

     - warrants to purchase 150,000 shares of our series A preferred stock which are convertible into 150,000 shares of our common stock; and

     - warrants to purchase 120,000 shares of our common stock.

     In the lock-up agreements, these stockholders agreed that, for a period of 180 days after the date of this prospectus, they will not sell, contract to sell or otherwise dispose of any shares of our common stock, or any shares convertible into or exchangeable for shares of our common stock, owned directly by them or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc.

SALES OF RESTRICTED SHARES

     In addition to being subject to the lock-up agreements those shares are deemed "restricted securities" under Rule 144. In general under Rule 144 a stockholder, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately shares immediately after this offering) or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale was filed under Rule 144, provided requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a stockholder that is not one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares immediately under Rule 144(k) without compliance with the above described requirements of Rule 144.

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

     We intend to file registration statements on Form S-8 under the Securities Act to register an aggregate of 3,700,000 shares of common stock issuable under our 1998 Stock Plan and the 2000 Employee Stock Purchase Plan. Shares issued upon exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 11,108,912 shares of our common stock and of warrants to purchase 150,000 shares of our series A convertible preferred stock and warrants to purchase 120,000 shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act even if the shares would have been subject to Rule 144 restrictions. Please see "Description of Capital
Stock -- Registration Rights" for a more detailed description of these registration rights. After registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus through a number of underwriters. FleetBoston Robertson Stephens Inc., CIBC World Markets Corp. and Lazard Freres & Co. LLC will act as representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has separately agreed to purchase from us, the number of shares of common stock listed next to its name below at the public offering price, less the underwriting discount described on the cover page of this prospectus:

                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
FleetBoston Robertson Stephens Inc. ........................
CIBC World Markets Corp. ...................................
Lazard Freres & Co. LLC.....................................

                 INTERNATIONAL UNDERWRITER
                 -------------------------
FleetBoston Robertson Stephens International Limited .......
CIBC World Markets Corp. ...................................
Lazard Capital Markets......................................
                                                              ---------
  Total.....................................................
                                                              =========

     The underwriting agreement provides that the underwriters must buy all of these shares from us if they buy any of them. The underwriters will sell these shares to the public when and if the underwriters buy them from us. The underwriters are offering the common stock subject to a number of conditions, including:

     - the underwriters' receipt and acceptance of the common stock from us; and

     - the underwriters' right to reject orders in whole or in part.

     Over-Allotment Option. We have granted to the underwriters an option to buy
up to                additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option only to the extent that they sell more than the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, the underwriters will be obligated to purchase the additional shares from us in the same proportions as they purchased the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the other shares are being sold. We will be obligated, pursuant to this option, to sell shares to the extent the option is exercised. If the option is exercised in full, the total public offering price,
underwriting discounts and commissions and proceeds to us will be $          ,
$          and $          , respectively.

     Stock Market Listing. We expect our common stock will be quoted on the Nasdaq National Market under the symbol "PTIE."

     Determination of Offering Price. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

     - the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

     - our financial information;

     - our history and prospects and the outlook for our industry;

     - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

     - the present state of our development and the progress of our business plan; and

     - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for our shares may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.

     Underwriting Discounts and Commissions. The underwriting discount is the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The underwriting discount will be determined through an arms-length negotiation between us and the representatives. The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option described above:

                                              PER SHARE   WITHOUT OPTION   WITH OPTION
                                              ---------   --------------   -----------
Public offering price.......................      $             $               $
Underwriting discounts and commissions......      $             $               $
Proceeds, before expenses, to us............      $             $               $

     The expenses of this offering, not including the underwriting discount, are
estimated to be approximately $          and will be paid entirely by us.
Expenses include the SEC filing fee, the NASD filing fee, Nasdaq listing fees, printing expenses, transfer agent and registrar fees and other miscellaneous fees. FleetBoston Robertson Stephens Inc. expects to deliver the shares of
common stock to purchasers on                      , 2000.

     Indemnification of the Underwriters. We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

     Dealers' Compensation. The underwriters initially will offer our shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than
$     per share. The underwriters may also allow, and any other dealers may
reallow, a concession of not more than $     per share to some other dealers. If
all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.

     Discretionary Accounts. The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

     Directed Share Program. At our request, the underwriters have reserved for
sale, at the initial public offering price, up to        shares, or 5%, of the
shares of our common stock offered by this prospectus for sale to some of our directors, officers and employees and their family members, and other persons with relationships with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

     Stabilization and Other Transactions. The rules of the SEC generally prohibit the underwriters from trading in our common stock on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our common stock to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

     - Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress.

     - Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the representatives may exercise the over-allotment option described above and/or they may engage in syndicate covering transactions.

     - Syndicate covering transactions are bids for or purchases of our common stock on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters.

     - A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by that underwriter was later repurchased by the representatives and therefore was not effectively sold to the public by such underwriter.

     If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Passive Market Making. Prior to the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     Some of the underwriters have in the past and may in the future perform financial advisory services for us.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Legal matters will be passed upon for the underwriters by O'Melveny & Myers LLP, San Francisco, California. As of the date of this prospectus, investment partnerships composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to individual members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 64,714 shares of our preferred and common stock.

                                    EXPERTS

     The financial statements of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999, and for the period from May 4, 1998 (inception) through December 31, 1998, the year ended December 31, 1999, and the period from May 4, 1998 (inception) through December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus that describe the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity (Deficit)................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pain Therapeutics, Inc.:

     We have audited the accompanying balance sheets of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pain Therapeutics, Inc. (a development stage enterprise) as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from May 4, 1998 (inception) through December 31, 1998, for the year ended December 31, 1999 and for the period from May 4, 1998 (inception) through December 31, 1999, in conformity with generally accepted accounting principles.

San Francisco, California
February 26, 2000, except as to note 7
which is as of March 9, 2000

                                              /s/ KPMG LLP

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                DECEMBER 31, 1999
                                                           ---------------------------
                                                                           PRO FORMA
                                                                         STOCKHOLDERS'
                                            DECEMBER 31,                    EQUITY
                                                1998         ACTUAL        (NOTE 1)
                                            ------------   -----------   -------------
                                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...............   $2,333,512    $ 9,339,669
  Interest receivable.....................        3,138         15,362
  Prepaid expenses........................       35,496         41,387
                                             ----------    -----------
     Total current assets.................    2,372,146      9,396,418
Property and equipment, net...............       10,454         44,755
                                             ----------    -----------
     Total assets.........................   $2,382,600    $ 9,441,173
                                             ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Liabilities:
  Accounts payable........................   $  108,108    $   300,587
                                             ----------    -----------
     Total liabilities....................      108,108        300,587
                                             ----------    -----------
Commitments and contingencies
Redeemable convertible preferred stock --
  Series B $.001 par value; 5,405,405
  shares authorized; 5,405,405 shares
  designated, issued and outstanding in
  1999; none pro forma; liquidation
  preference and redemption value of $1.85
  per share...............................           --      9,703,903             --
                                             ----------    -----------    -----------
Stockholders' equity:
  Convertible preferred stock -- Series A
     $.001 par value; 3,500,000 shares
     authorized; 2,659,489 shares issued
     and outstanding in 1998 and 1999;
     none pro forma; liquidation
     preference of $1.00 per share........        2,660          2,660             --
  Common stock, $.001 par value;
     20,000,000 shares authorized and
     9,000,000 and 9,445,000 shares issued
     and outstanding as of December 31,
     1998 and 1999, respectively;
     17,509,894 shares pro forma..........        9,000          9,445         17,510
  Additional paid-in-capital..............    2,686,839      4,235,317     13,933,815
  Deferred compensation...................           --     (1,073,921)    (1,073,921)
  Notes receivable........................      (35,000)       (74,400)       (74,400)
  Deficit accumulated during the
     development stage....................     (389,007)    (3,662,418)    (3,662,418)
                                             ----------    -----------    -----------
     Total stockholders' equity
       (deficit)..........................    2,274,492       (563,317)   $ 9,140,586
                                             ----------    -----------    ===========
     Total liabilities and stockholders'
       equity (deficit)...................   $2,382,600    $ 9,441,173
                                             ==========    ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                            PERIOD FROM
                                            MAY 4, 1998                   MAY 4, 1998
                                            (INCEPTION)                   (INCEPTION)
                                              THROUGH       YEAR ENDED      THROUGH
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                1998           1999           1999
                                            ------------   ------------   ------------
Operating expenses:
  Licensing fees..........................   $ 100,000     $        --    $   100,000
  Research and development................     200,000       2,092,119      2,292,119
  General and administrative..............     122,168       1,341,181      1,463,349
                                             ---------     -----------    -----------
     Total expenses.......................     422,168       3,433,300      3,855,468
                                             ---------     -----------    -----------
     Operating loss.......................    (422,168)     (3,433,300)    (3,855,468)
Other income:
  Interest income.........................      33,961         160,689        194,650
                                             ---------     -----------    -----------
     Net loss before income taxes.........    (388,207)     (3,272,611)    (3,660,818)
Income tax expense........................         800             800          1,600
                                             ---------     -----------    -----------
     Net loss.............................   $(389,007)    $(3,273,411)   $(3,662,418)
                                             =========     ===========    ===========
Basic and diluted loss per share..........   $   (0.06)    $     (0.35)
                                             =========     ===========
Weighted-average shares used in computing
  basic and diluted loss per share........   6,948,637       9,322,441
                                             =========     ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE PERIOD MAY 4, 1998 (INCEPTION) THROUGH
             DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1999

                                     SERIES A CONVERTIBLE
                                        PREFERRED STOCK          COMMON STOCK        ADDITIONAL                     NOTE
                                     ---------------------   ---------------------    PAID-IN       DEFERRED     RECEIVABLE
                                      SHARES     PAR VALUE    SHARES     PAR VALUE    CAPITAL     COMPENSATION   FOR STOCK
                                     ---------   ---------   ---------   ---------   ----------   ------------   ----------
Balance -- May 4, 1998
  (inception)......................         --    $   --            --    $   --     $       --   $        --     $     --
Common stock issued on June 22,
  1998 at $.001 per share..........         --        --     8,500,000     8,500             --            --           --
Series A convertible preferred
  stock issued between August 14,
  1998 and
October 28, 1998 at $1.00 per share
  (net of issuance costs of
  $19,490).........................  2,659,489     2,660            --        --      2,637,339            --           --
Common stock issued on September
  23, 1998 at $.10 per share for
  notes receivable.................         --        --       350,000       350         34,650            --      (35,000)
Common stock issued on September
  23, 1998 at $.10 per share for
  cash.............................         --        --       150,000       150         14,850            --           --
Net loss...........................         --        --            --        --             --            --           --
                                     ---------    ------     ---------    ------     ----------   -----------     --------
Balance -- December 31, 1998.......  2,659,489     2,660     9,000,000     9,000      2,686,839            --      (35,000)
Payment on note receivable.........         --        --            --        --             --            --        5,000
Common stock issued between April 1
  and August 1, 1999 at $.10 per
  share for notes receivable.......         --        --       444,000       444         43,956            --      (44,400)
Issuance of common stock pursuant
  to exercise of stock options.....         --        --         1,000         1             99            --           --
Issuance of warrants in connection
  with lease in August 1999........         --        --            --        --         33,810            --           --
Deferred compensation with respect
  to options issuances during
  1999.............................         --        --            --        --      1,457,144    (1,457,144)          --
Amortization of deferred
  compensation.....................         --        --            --        --             --       383,223           --
Compensation expense with respect
  to non-employee option grants....         --        --            --        --         13,469            --           --
Net loss...........................         --        --            --        --             --            --           --
                                     ---------    ------     ---------    ------     ----------   -----------     --------
Balance -- December 31, 1999.......  2,659,489    $2,660     9,445,000    $9,445     $4,235,317   $(1,073,921)    $(74,400)
                                     =========    ======     =========    ======     ==========   ===========     ========

                                       DEFICIT
                                     ACCUMULATED
                                       DURING      STOCKHOLDERS'
                                     DEVELOPMENT      EQUITY
                                        STAGE        (DEFICIT)
                                     -----------   -------------
Balance -- May 4, 1998
  (inception)......................  $        --    $        --
Common stock issued on June 22,
  1998 at $.001 per share..........           --          8,500
Series A convertible preferred
  stock issued between August 14,
  1998 and
October 28, 1998 at $1.00 per share
  (net of issuance costs of
  $19,490).........................           --      2,639,999
Common stock issued on September
  23, 1998 at $.10 per share for
  notes receivable.................           --             --
Common stock issued on September
  23, 1998 at $.10 per share for
  cash.............................           --         15,000
Net loss...........................     (389,007)      (389,007)
                                     -----------    -----------
Balance -- December 31, 1998.......     (389,007)     2,274,492
Payment on note receivable.........           --          5,000
Common stock issued between April 1
  and August 1, 1999 at $.10 per
  share for notes receivable.......           --             --
Issuance of common stock pursuant
  to exercise of stock options.....           --            100
Issuance of warrants in connection
  with lease in August 1999........           --         33,810
Deferred compensation with respect
  to options issuances during
  1999.............................           --             --
Amortization of deferred
  compensation.....................           --        383,223
Compensation expense with respect
  to non-employee option grants....           --         13,469
Net loss...........................   (3,273,411)    (3,273,411)
                                     -----------    -----------
Balance -- December 31, 1999.......  $(3,662,418)   $  (563,317)
                                     ===========    ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                            PERIOD FROM
                                            MAY 4, 1998                   MAY 4, 1998
                                            (INCEPTION)                   (INCEPTION)
                                              THROUGH       YEAR ENDED      THROUGH
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                1998           1999           1999
                                            ------------   ------------   ------------
Cash flows from operating activities:
  Net loss................................   $ (389,007)   $(3,273,411)   $(3,662,418)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization........          518          4,244          4,762
     Amortization of deferred
       compensation.......................           --        383,223        383,223
     Noncash expense for options and
       warrants issued....................           --         36,009         36,009
     Changes in operating assets and
       liabilities:
       Interest receivable................       (3,138)       (12,224)       (15,362)
       Prepaid expenses...................      (35,496)         5,379        (30,117)
       Accounts payable...................      108,108        162,479        270,587
                                             ----------    -----------    -----------
          Net cash used in operating
             activities...................     (319,015)    (2,694,301)    (3,013,316)
                                             ----------    -----------    -----------
Cash flows used in investing activities --
  purchase of property and equipment......      (10,972)       (38,545)       (49,517)
                                             ----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of series B
     redeemable convertible preferred
     stock (net of issuance costs of
     $296,096)............................           --      9,733,903      9,733,903
  Stock subscription received.............           --          5,000          5,000
  Proceeds from issuance of series A
     convertible preferred stock (net of
     issuance costs of $19,490)...........    2,639,999             --      2,639,999
  Proceeds from issuance of common
     stock................................       23,500            100         23,600
                                             ----------    -----------    -----------
          Net cash provided by financing
             activities...................    2,663,499      9,739,003     12,402,502
                                             ----------    -----------    -----------
Net increase in cash......................    2,333,512      7,006,157      9,339,669
Cash and cash equivalents at beginning of
  period..................................           --      2,333,512             --
                                             ----------    -----------    -----------
Cash and cash equivalents at end of
  period..................................   $2,333,512    $ 9,339,669    $ 9,339,669
                                             ==========    ===========    ===========
Supplemental cash flow information:
  Cash paid for income taxes..............   $       --    $     1,600    $     1,600
                                             ==========    ===========    ===========

                See accompanying notes to financial statements.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

     Pain Therapeutics, Inc. (a development stage enterprise) is a clinical-stage specialty pharmaceutical company which was incorporated on May 4, 1998. Since our inception in May 1998, we have licensed proprietary technology from Albert Einstein College of Medicine and have devoted substantially all of our resources to the development of a new generation of opioid painkillers with improved clinical benefits, which are based on the acquired technology.

     Our development activities involve inherent risks. These risks include, among others, dependence on key personnel and determination of patentability of our products and processes. In addition, we have product candidates which have not yet obtained Food and Drug Administration approval. Successful future operations depend on our ability to obtain approval for and commercialize these products.

     On March 9, 2000, our Board of Directors authorized our management to file a Registration Statement with the Securities and Exchange Commission to sell shares of our common stock to the public.

Cash and Cash Equivalents

     We consider all highly liquid financial instruments with original maturities of three months or less to be cash equivalents. We maintain our cash at one financial institution. Our balances are in excess of federal depository insurance limitations.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

Fair Value of Financial Instruments

     Interest and stock subscriptions receivables are considered to have carrying amounts that approximate fair value because of the short maturity of these financial instruments. Notes receivable are considered to have carrying amounts that approximate fair value as they bear a market rate of interest. The series B redeemable, convertible preferred stock has a carrying amount that approximates fair value as the redemption amount equals the carrying amount.

Research and Development Costs

     Research and development costs and the costs of obtaining licenses used in research and development are charged to expense as incurred.

Impairment of Long-Lived Assets

     We review, as circumstances dictate, the carrying amount of our long-lived assets. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by comparing the projected undiscounted net cash flows of the long-lived assets against their respective carrying amounts. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value. No such events have occurred with respect to the Company's long-lived assets.

Stock-Based Compensation

     Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, establishes a fair-value method of accounting for stock options and similar equity instruments. The fair-value method requires compensation cost to be measured at the grant date based on the value of the award, and is recognized over the service period. SFAS No. 123 allows companies to either account for stock-based compensation to employees under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Board (APB) Opinion No. 25 and its related interpretations. We have elected to account for our stock-based compensation to employees in accordance with the provisions of APB Opinion No. 25 and provide the pro forma disclosures required under SFAS No. 123.

     We have recorded deferred compensation for the difference between the exercise price and the deemed fair market value of the common stock for financial reporting purposes of stock options granted to employees. The compensation expense related to such grants is amortized over the vesting period of the related stock options in accordance with Financial Accounting Standards Board Interpretation No. 28 (FIN 28).

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     We account for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18 Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Comprehensive Loss

     We have no components of other comprehensive loss other than our net loss and, accordingly, our comprehensive loss is equivalent to our net loss for all periods presented.

Business Segments

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires an enterprise to report segment information based on how management internally evaluates the operating performance of its business units (segments). Our operations are confined to one business segment: the discovery and development of new opioid painkillers.

Loss per Share

     Basic loss per share is computed on the basis of the weighted-average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted-average number of common shares plus dilutive potential common shares outstanding using the treasury-stock method. Potential dilutive common shares consist of convertible preferred stock, shares issuable to holders of unexercised employee stock options and outstanding warrants. Convertible preferred stock, options and warrants equivalent to, in the aggregate, 2,879,489 and 9,382,094 shares of common stock as of December 31, 1998 and 1999, respectively, were not included in the calculation of diluted loss per share because the representative share increments would be antidilutive.

Pro Forma Stockholders' Equity (Unaudited)

     The unaudited pro forma stockholders' equity gives effect to the conversion of 8,064,894 shares of series A convertible preferred stock and B redeemable convertible preferred stock outstanding as of December 31, 1999 into shares of common stock, at a conversion rate of 1 common share for each preferred share of series A convertible preferred stock and B redeemable convertible preferred stock, upon the closing of our initial public offering.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31:

                                                              1998       1999
                                                             -------    -------
Machinery and equipment....................................  $ 7,195    $14,703
Fixtures...................................................    3,777     34,814
                                                             -------    -------
                                                              10,972     49,517
Less accumulated depreciation..............................     (518)    (4,762)
                                                             -------    -------
Property and equipment, net................................  $10,454    $44,755
                                                             =======    =======

(3) STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock

     On June 22, 1998, we issued 8,500,000 shares of common stock at $0.001 per share. Of these shares, 8,480,000 were issued subject to a repurchase option. The shares are released from our repurchase option over a four-year vesting period at the rate of 1/48 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment, at which time we are able to repurchase the unvested shares at the original purchase price of $0.001 per share. As of December 31, 1999 4,416,667 shares of common stock were not vested and, therefore, were subject to repurchase by us in the event of termination of the purchaser's employment.

     On September 23, 1998, under the terms of the 1998 Stock Plan (see below), we granted stock purchase rights to and subsequently issued 500,000 shares of common stock at $0.10 per share in exchange for $35,000 in promissory notes and $15,000 in cash. Such shares were issued pursuant to a restricted stock purchase agreement. The shares are released from our repurchase option over a four-year vesting period at the rate of 1/48 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment or provision of services, at which time we are able to repurchase the unvested shares at the original purchase price of $0.10 per share. As of December 31, 1999, 350,000 shares of common stock were not vested and, therefore, were subject to repurchase by us in the event of termination of the purchaser's employment or provision of services to us.

     Between April and August 1999, under the terms of the 1998 Stock Plan (see below), we granted stock purchase rights to and subsequently issued 444,000 additional shares of common stock at $0.10 per share in exchange for promissory notes. Such shares were issued pursuant to a restricted stock purchase agreement. The shares are released from our repurchase option over a two-year vesting period at the rate of 1/24 at the end of each month from the date of purchase until all shares are released. Our repurchase option is exercisable only within 90 days following the termination of the purchaser's employment or provision of services, at which time we are able to repurchase the unvested shares at the original repurchase price per share. As of December 31, 1999, 190,500 shares of common stock were not vested and, therefore, subject to repurchase by us in the event of termination of the purchaser's employment or provision of services to us.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock.

     We issued 2,659,489 shares of series A convertible preferred stock at $1.00 per share during August and October 1998.

     We issued 5,405,405 shares of series B redeemable convertible, preferred stock at $1.85 per share during October and November 1999.

     A summary of the rights, preferences, privileges and restrictions relative to the series A convertible preferred stock and series B redeemable convertible preferred stock (Preferred Stock) follows:

     Dividends. The holders of both the series A convertible preferred stock and series B redeemable convertible preferred stock are entitled to receive dividends, prior and in preference to holders of common stock and on a pari passu basis, at the rate of $0.06 per annum, when and if declared by the Board of Directors. Such dividends are not cumulative. No dividends have been declared to date.

     Liquidation. In the event that we liquidate, dissolve or wind up, the holders of preferred stock shall be entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to (i) $1.00 per share for each share of series A convertible preferred stock, plus declared but unpaid dividends; and (ii) $1.85 per share for each outstanding share of series B redeemable convertible preferred stock, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed are insufficient to pay the full preferential amounts to all the holders of the preferred stock, then our entire assets legally available for distribution shall be distributed ratably among the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After the liquidation preference has been paid to the holders of the preferred stock, all remaining assets and funds shall be distributed ratably among the holders of common stock. A merger, consolidation or sale of all or substantially all of our assets, which will result in our stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving corporation, shall be treated as a liquidation.

     Conversion. Each share of preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share for such preferred stock. Each share of preferred stock shall be convertible into the number of shares of common stock as is determined by dividing (i) $1.00 in the case of series A convertible preferred stock; or (ii) $1.85 in the case of series B redeemable convertible preferred stock by the conversion price applicable to such shares. The initial conversion price is $1.00 per share of series A convertible preferred stock and $1.85 per share of series B redeemable convertible preferred stock. The preferred stock shall be automatically converted into shares of common stock at the then applicable conversion rate upon the Company's sale of its common stock in a firm commitment underwritten public offering with a sales price per share (as adjusted) of at least $5.00 per share and with aggregate gross proceeds to the Company of at least $15,000,000.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Antidilution Adjustments. The conversion price of each series of preferred stock is subject to adjustment upon the occurrence of certain events described in our Certificate of Incorporation, including the issuance of common stock for a consideration per share less than the conversion price in effect for each respective series of preferred stock, common stock dividends, common stock splits and recapitalizations.

     Redemption. The series A convertible preferred stock is not redeemable. Each holder of series B redeemable convertible preferred stock has the right to require us to redeem up to one-third of such series B redeemable convertible preferred stock on each of October 1, 2005, October 1, 2006 and October 1, 2007, with the right to carryforward such redemption onto subsequent anniversaries to the extent it is not exercised in full on the applicable redemption date. The redemption price per share shall be equal to the original series B redeemable convertible preferred stock purchase price (subject to adjustment) plus all declared but unpaid dividends.

     Voting. Except as otherwise provided or required by law, the holders of both series of preferred stock shall be entitled to vote on an as-converted basis on all matters with the holders of common stock. Consent of more than 50% of the holders of preferred stock, voting together as a class, shall be required in order to (i) amend the Certificate of Incorporation or Bylaws; (ii) liquidate, dissolve or wind up the Company; or (iii) sell or otherwise dispose of all or substantially all of the Company's assets or merge into or consolidate with another entity, as a result of which the holders of the outstanding shares of the Company prior to the transaction hold less than 50% of the voting power of the surviving corporation and which generates gross proceeds to the Company and its stockholders of $50,000,000 or more. Consent of two-thirds of the holders of series B redeemable convertible preferred stock, voting as a class, is required to consummate a change of control involving gross proceeds to us and our stockholders of less than $50,000,000.

     Registration Rights. The holders of both series of preferred stock have certain registration rights with respect to the preferred stock and the common stock into which the preferred stock is convertible.

     Piggyback Registration Rights. The holders of both series of preferred stock have the right to request that shares of common stock issued or issuable upon conversion of said preferred stock be included in any registration of common stock that we perform. In any such registration, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of the holder. Notwithstanding the foregoing, we have the right to terminate any such registration prior to its effectiveness regardless of any request for inclusion by a holder.

Warrants

     In June 1998, we issued a warrant to purchase 150,000 shares of series A convertible preferred stock at an exercise price of $1.00 per share to one of the holders of the series A convertible preferred stock, in consideration of such holder's advance of funds to us prior to the closing of the series A convertible preferred stock financing. The warrant expires on June 5, 2010. The shares of Series A convertible preferred stock underlying this warrant

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

are entitled to the benefits of the registration rights granted by us to the holders of series A convertible preferred stock.

     In August 1999, we issued a warrant to purchase 70,000 shares of common stock at an exercise price of $1.00 per share to the Company's landlord in connection with the commercial lease of the Company's facilities. The warrant will expire on the fifth anniversary of the Company's initial public offering (or sooner under certain circumstances). The shares of common stock underlying this warrant are not entitled to any registration rights. The fair value of these warrants of $33,810 was estimated using a Black-Scholes model and the following assumptions: estimated volatility of 60%, a risk-free interest rate of 5.27%, no dividend yield, and an expected life equal to the contractual terms of 5 years. This fair value is being amortized to rent expense over the lease term.

1998 Stock Plan

     Pursuant to approval by the board of directors, effective September 23, 1998 we adopted the 1998 Stock Plan, allowing issuance of up to 1,500,000 shares of common stock. The board of directors subsequently amended the 1998 Stock Plan to increase the number of shares of common stock reserved for issuance under the 1998 Stock Plan to 2,500,000. The 1998 Stock Plan will terminate on September 23, 2008 or an earlier date as determined by the board of directors.

     Under the 1998 Stock Plan, employees, directors and consultants (Service Providers) may be granted options that allow for the purchase of shares of our common stock. Nonstatutory stock options and stock purchase rights (see above) may be granted to all Service Providers. Incentive stock options may only be granted to employees.

     Nonstatutory stock options may be granted under the 1998 Stock Plan at a price not less than 110% and 85% of the fair value of the stock on the date the option is granted where (a) the options are granted to Service Providers who, at the time of grant, own stock representing more than 10% of the voting power of all classes of stock, and (b) the options are granted to any other Service Provider, respectively. Incentive stock options may be granted under the 1998 Stock Plan at a price not less than 110% and 100% of the fair market value of the stock on the date the option is granted where (a) the options are granted to employees who, at the time of the grant, own stock representing more than 10% of the voting power of all classes of stock, and (b) the options are granted to any other employee, respectively. The term of the nonstatutory and incentive stock options granted is ten years or less from the date of the grant, as provided for in the individual option agreement.

     Vesting provisions of individual options may vary, except in the case of options granted to officers, directors and consultants where vesting is at a rate of no less than 20% per year over five years from the date of grant. Forfeited options become available for reissuance under the 1998 Stock Plan.

     There were no options granted during the period from May 4, 1998 (inception) through December 31, 1998.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes option activity under the 1998 Stock Plan:

                                                                        WEIGHTED-
                                             RANGE OF       NUMBER       AVERAGE
                                             EXERCISE         OF        EXERCISE
                                              PRICES        OPTIONS       PRICE
                                            -----------    ---------    ---------
Options outstanding as of December 31,
  1998....................................  $        --           --      $  --
  Granted.................................  0.10 - 0.20    1,361,200       0.12
  Exercised...............................     0.10           (1,000)      0.10
  Forfeited...............................     0.10          (65,000)      0.10
                                            -----------    ---------      -----
Options outstanding as of December 31,
  1999....................................  $0.10 - 0.20   1,295,200      $0.12
                                            -----------    ---------      -----
Total number of shares exercisable as of
  December 31, 1999.......................  $0.10 - 0.20     133,213      $0.11
                                            ===========    =========      =====

     As of December 31, 1999, 14,800 shares of common stock were available for issuance under the 1998 Stock Plan either under stock options or stock purchase rights.

     Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, we are required to disclose the pro forma effects on net loss and net loss per share as if we had elected to use the fair value approach to account for all of our employee stock-based compensation plans. Had compensation cost of our plans been determined in a manner consistent with the fair value approach of SFAS No. 123, our pro forma net loss and pro forma net loss per share would have been reduced to the pro forma amounts indicated below:

     Pro forma net loss:

                                                 YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                   1998           1999
                                                 ---------     -----------
Net loss as reported...........................  $389,007      $3,273,411
Adjusted pro forma net loss....................   389,007       3,279,228
Net loss per share basic and diluted as
  reported.....................................      0.06            0.35
Adjusted pro forma.............................      0.06            0.35

     The per share weighted-average fair value of stock options granted during 1999 was $1.13 on the date of grant using the minimum value method with the following weighted-average assumptions for grants during the period ended December 31, 1999:

Expected dividend yield............................            0%
Risk-free interest rate range......................  5.49 - 6.20%
Expected life......................................      5 years

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
           -----------------------------------   ---------------------
                        WEIGHTED-
                         AVERAGE
                        REMAINING    WEIGHTED-    NUMBER     WEIGHTED-
            NUMBER     CONTRACTUAL    AVERAGE       OF        AVERAGE
EXERCISE      OF          LIFE       EXERCISE     VESTED     EXERCISE
 PRICES     OPTIONS      (YEARS)       PRICE      OPTIONS      PRICE
--------   ---------   -----------   ---------   ---------   ---------
$0.10..      992,200      9.48         $0.10      124,588      $0.10
0.20..       303,000      9.94          0.20        8,625       0.20
           ---------      ----         -----      -------      -----
           1,295,200      9.59         $0.12      133,213      $0.11
           ---------      ----         -----      -------      -----

     During the year ended December 31, 1999 we granted stock options under the 1998 Stock Plan to employees and non-employee consultants for which we recorded deferred compensation of $836,641 and $620,502, respectively. No options were granted in 1998.

     For employees, deferred compensation represents the difference between the exercise price of the option and the deemed fair value of our common stock on the date of grant in accordance with APB No. 25 and its related interpretations. For non-employees, deferred compensation is recorded at the fair value of the options granted in accordance with SFAS No. 123 and EITF 96-18. The fair value for non-employee options was determined using a Black-Scholes model and the following assumptions: estimated volatility of 60%, a risk free interest rate ranging from 5.54 - 6.28%, no dividend yield, and an expected life of the option equal to the options contractual life of ten years from the date of grant.

     Compensation expense is being recognized over the vesting period for employees and the service period for non-employees in accordance with FIN No.
28. For the year ended December 31, 1999, amounts amortized to the statement of operations as compensation expense for employees and non-employees was $188,000 and $196,000, respectively.

(4) INCOME TAXES

     Income tax expense and for the period from May 4, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 is comprised of the following:

                                                 CURRENT    DEFERRED    TOTAL
                                                 -------    --------    -----
1998:
  Federal......................................   $ --          --      $ --
  State........................................    800          --       800
                                                  ----        ----      ----
                                                  $800          --      $800
                                                  ====        ====      ====
1999:
  Federal......................................   $ --          --      $ --
  State........................................    800          --       800
                                                  ----        ----      ----
     Total                                        $800          --      $800
                                                  ====        ====      ====

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income for the period from May 4, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999 as a result of the following:

                                                      1998          1999
                                                    ---------    -----------
Computed "expected" tax expense (benefit).........  $(131,990)   $(1,112,688)
Current NOLs for which no benefit was realized....    130,098      1,111,542
Permanent differences.............................      1,892          1,146
State taxes.......................................        800            800
                                                    ---------    -----------
                                                    $     800    $       800
                                                    =========    ===========

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1998 and 1999 is as follows:

                                                  1998          1999
                                                ---------    -----------
Deferred tax assets:
  Intangible assets...........................  $  11,275    $     8,817
  Issuance of options and warrants............         --        194,633
  Net operating loss carryforward.............    141,451      1,275,414
  State taxes.................................        272            571
  Research and development credit.............     13,000        120,247
                                                ---------    -----------
     Gross deferred tax assets................    165,998      1,599,682
  Valuation allowance.........................   (165,998)    (1,599,682)
                                                ---------    -----------
     Net deferred tax assets..................  $      --    $        --
                                                =========    ===========

     We have recorded a valuation allowance of $165,998 and $1,599,682 against the deferred tax assets related to temporary differences and credits for federal and state income tax purposes as of December 31, 1998 and 1999, respectively. We believe that realization of these deferred tax assets is not assured, and therefore we have not recognized the related deferred tax benefits. The change in the valuation allowance for the years ended December 31, 1998 and 1999 was approximately $166,000 and $1,433,684, respectively.

     As of December 31, 1999, we have operating loss carryforwards (expiring through 2019 for federal purposes and 2006 for state purposes) of approximately $3,202,000 and $3,201,000 for federal and state income tax purposes, respectively. We have federal research credits (expiring through 2019) of approximately $114,000. We have California research credits (carrying forward indefinitely) of approximately $9,000.

     Under provisions of the Internal Revenue Code, should substantial changes in our ownership occur, the utilization of net operating loss carryforwards may be limited.

(5) AGREEMENT WITH ALBERT EINSTEIN COLLEGE OF MEDICINE

     On May 5, 1998, we entered into an exclusive, worldwide license agreement (the Agreement) with Albert Einstein College of Medicine (AECOM) to gain exclusive rights to certain intellectual property developed and patented by AECOM. In consideration for the terms of the Agreement, we paid AECOM a one-time licensing fee. In addition, we have paid

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

the first three of four research funding installments to be paid over the first two years of the Agreement. We are not obligated to pay the remaining research funding payments in the event that the Agreement is terminated. We are also required to make milestone payments upon achievement of certain events with respect to licensed intellectual property. Royalties for the life of the agreement equal 4% of net product sales. If a product is combined with a drug or other substance for which we are paying an additional royalty, the royalty rate we pay to AECOM is reduced by one-half the amount of such additional royalty.

(6) LEASES

     We lease office space and equipment pursuant to noncancelable operating leases that will expire at various dates through 2002.

     Minimum annual rentals are as follows:

Through December 31, 2000...................................  $25,325
Through December 31, 2001...................................    1,992
Through December 31, 2002...................................    1,328
Through December 31, 2003...................................       --
Through December 31, 2004 and thereafter....................       --
                                                              -------
  Total.....................................................  $28,645
                                                              =======

     Rent expense under noncancelable operating leases was $9,428 and $36,992 for the period from May 4, 1998 through December 31, 1998 and for the year ended December 31, 1999, respectively.

(7) SUBSEQUENT EVENTS

Series C Redeemable Convertible Preferred Stock

     On February 1, 2000, we issued 3,044,018 shares of series C redeemable convertible preferred stock for $15,195,000, net of issuance costs. The series C redeemable convertible Preferred Stock has the same rights, preferences and privileges as the series B redeemable convertible preferred stock. In connection with the issuance of the series C redeemable convertible preferred stock, we issued warrants to purchase 120,000 shares of common stock at $5 a share.

Board Resolutions

     In February 1999 our stockholders approved an amendment to our 1998 Stock Plan increasing the number of shares of common stock available for issuance under the plan by 700,000 to 3,200,000.

     On March 9, 2000, our board of directors approved, subject to stockholder approval, and effective upon the closing of our proposed initial public offering the following resolutions:

     - an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock to 120,000,000, and

     - an amendment to our 1998 Stock Plan providing non-employee directors with an annual grant of options to purchase 20,000 shares of common stock.

                            PAIN THERAPEUTICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 Employee Stock Purchase Plan

     Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in March 2000 subject to stockholder approval. A total of 500,000 shares of common stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan, plus annual increases equal to the lesser of (i) 250,000 shares,
(ii) 1% of the outstanding shares on such date, or (iii) a lesser amount determined by our board of directors.

     Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the United States tax code, contains consecutive six month offering and purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 30, 2000.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but is exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,000 shares.

     Amounts deducted and accumulated by the participants are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 2000 Employee Stock Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 2000 Employee Stock Purchase Plan will terminate automatically in 2010, unless terminated earlier. The Board of Directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 Employee Stock Purchase Plan. Our Board of Directors has the exclusive authority to interpret and apply the provisions of the purchase plan.

DESCRIPTION OF ARTWORK:


INSIDE FRONT COVER PAGE:

     The following words will appear across the top of the page in large, bold type letters:

         "Pain Therapeutics, Inc. is developing a new generation of opioid painkillers. Our goal is to build a leading specialty pharmaceutical company in pain management."


     Below, there will be an outline of an opium poppy plant with an overlay of a table depicting our clinical development progress for product candidates PTI-555, PTI-501, PTI-601 and PTI-701. The following text will appear in the far left column of the table:

     PTI-555

          o  Treatment of moderate to severe pain
          o  Substitute for oral morphine

     PTI-501

          o  Treatment of moderate to severe pain
          o  Substitute for injectable morphine

     PTI-601

          o  Treatment of moderate pain
          o  Substitute for tramadol

     PTI-701

          o  Treatment of moderate pain
          o  Substitute for hydrocodone and other weak opioids


     The following words appear at the bottom of the page:

         "All of our drug combinations are derived from the opium poppy plant."


BUSINESS SECTION:

     On page 30, we have included a diagram depicting the types of pain, with examples of each type, that are typically treated with opioid drugs.

     On page 31, we have included a table describing the three segments of the pain management market and 1998 U.S. sales for typical opioid pain killers in each segment.

     On page 34, we have included a table summarizing our current four product candidates and the stage of development and a description of the formulation of each product candidate.


INSIDE BACK COVER PAGE:

     The page is titled "Technology Overview" and is comprised of two diagrams. The first diagram depicts the effect of an opioid agonist on inhibitory and excitatory pathways in the nervous system. The following text appears below the first diagram:

         "Opioid agonists, such as morphine, activate an inhibitory pathway in the nervous system, which leads to pain relief. Simultaneously, opioid agonists activate an excitatory pathway, leading to a partial blocking of pain relief as well as adverse side effects, tolerance, and potentially, addiction."

     The second diagram depicts the effect of our opioid agonist/low-dose opioid antagonist drugs on inhibitory and excitatory pathways in the nervous system. The following text appears below the second diagram:

         "When an opioid agonist is combined with a low-dose opioid antagonist, such as naloxone or naltrexone, the low-dose antagonist preferentially blocks the excitatory pathway. Studies indicate this results in enhanced pain relief, a reduction in adverse side effects, and attenuated tolerance, and, potentially addiction."

                                      LOGO

     UNTIL              , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 13, 2000

                                      LOGO

                                                 SHARES

                                  COMMON STOCK

     Pain Therapeutics, Inc. is offering                shares of its common
stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq Stock Market's National Market under the symbol "PTIE." We anticipate that the initial public offering price will be between
$               and $               per share.
                           -------------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                           -------------------------

                                                            PER SHARE     TOTAL
                                                            ----------    ------
Public Offering Price.....................................  $             $
Underwriting Discounts and Commissions....................  $             $
Proceeds to Pain Therapeutics, Inc........................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Pain Therapeutics, Inc. has granted the underwriters a 30-day option to
purchase up to an additional                shares of common stock to cover
over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the
shares to the purchasers on              , 2000.
                           -------------------------
ROBERTSON STEPHENS INTERNATIONAL
                CIBC WORLD MARKETS
                                            LAZARD FRERES & CO. LLC
               THE DATE OF THIS PROSPECTUS IS             , 2000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Pain Therapeutics, Inc. in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $19,800
NASD filing fee.............................................    8,000
Nasdaq National Market listing fee..........................
Printing and engraving costs................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees...........................
Miscellaneous expenses......................................
                                                              -------
  Total.....................................................  $
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Amended and Restated Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, we have issued unregistered securities to a limited number of persons as described below:

Common Stock:

     (1) In June 1998, we sold 8,480,000 shares of our common stock at a price of $0.001 per share to a founder for $8,480.

     (2) In June 1998, we sold an aggregate of 20,000 shares of our common stock at a price of $0.001 per share to investors for an aggregate purchase price of $20.

     (3) In September 1998, we sold 100,000 shares of our common stock at a price of $0.10 per share to an investor for a purchase price of $10,000.

     (4) In September 1998, we sold an aggregate of 400,000 shares of our common stock at a price of $0.10 per share to investors for an aggregate purchase price of $40,000.

     (5) In April 1999, we sold 300,000 shares of our common stock to an investor at a price of $0.10 per share for a purchase price of $30,000.

     (6) In May 1999, we sold an aggregate of 144,000 shares of our common stock to investors at a price of $0.10 per share for an aggregate purchase price of $14,400.

     (7) In June 1999, we sold 1,000 shares of our common stock to a consultant at a price of $0.10 per share for a total value of $100.

     (8) In February 2000, we sold an aggregate of 245,000 shares of our common stock at a price of $0.20 per share for an aggregate purchase price of $49,000.

Preferred Stock:

     (1) In August 1998, we sold an aggregate of 1,100,000 shares of our series A convertible preferred stock to investors at a price of $1.00 per share for an aggregate purchase price of $1,100,000.

     (2) In October 1998, we sold an aggregate of 1,559,489 shares of our series A convertible preferred stock to investors at a price of $1.00 per share for an aggregate purchase price of $1,559,489.

     (3) In October 1999, we sold an aggregate of 4,846,320 shares of our series B redeemable convertible preferred stock to investors at a price of $1.85 per share for an aggregate purchase price of $8,956,692.

     (4) In November 1999, we sold an aggregate of 559,085 shares of our series B redeemable convertible preferred stock to investors at a price of $1.85 per share for an aggregate purchase price of $1,034,307.

     (5) In February 2000, we sold an aggregate of 3,044,018 shares of our series C redeemable convertible preferred stock to investors at a price of $5.00 per share for an aggregate purchase price of $15,220,090.

Stock Options and Stock Purchase Rights:

     (1) From inception through March 2000, we granted stock options and stock purchase rights to acquire an aggregate of 2,965,200 shares of our common stock at prices ranging from $0.10 to $2.00 per share to employees, consultants and directors pursuant to our 1998 Stock Plan.

     (2) From inception through March 2000, we issued an aggregate of 1,190,000 shares of our common stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under our 1998 Stock Plan, for aggregate consideration of $143,500.

Warrants:

     (1) In June 1998, we issued a warrant to acquire 150,000 shares of our series A convertible preferred stock at an exercise price of $1.00 per share to an investor.

     (2) In August 1998, we issued a warrant to acquire 70,000 shares of our common stock at an exercise price of $1.00 per share to our landlord.

     (3) In February 2000, we issued a warrant to acquire 120,000 shares of our common stock at an exercise price of $5.00 per share to an investor.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Pain Therapeutics, Inc. or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
 1.1*     Form of Underwriting Agreement
 3.1      Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect upon closing of this offering
 3.2      Form of Bylaws of the Registrant to be in effect upon
          closing of this offering
 4.1*     Form of stock certificates
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2+     License Agreement, dated May 5, 1998, between Registrant and
          Albert Einstein College of Medicine
10.3      Research Agreement dated May 14, 1999 between the Registrant and KP Pharmaceutical Technology, Inc.
10.4      Lease Agreement dated August 25, 1998 between the Registrant and Britannia Pointe Grand Limited Partnership
10.5      1998 Stock Plan, as amended, and form of agreements
          thereunder between the Registrant and certain
          securityholders
10.6*     2000 Employee Stock Purchase Plan
10.7      Second Amended and Restated Investors' Rights Agreement
          dated as of February 1, 2000 between Registrant and the
          holders of its series B and series C redeemable convertible preferred stock
10.8      Employment Agreement dated July 1, 1998 between the
          Registrant and Mr. Barbier
10.9      Employment Offer Letter dated December 3, 1999 between the
          Registrant and Mr. Jennings

EXHIBIT
NUMBER
-------
10.10     Employment Offer Letter dated November 23, 1999 between the
          Registrant and Mr. Johnson
10.11     Employment Offer Letter dated March 29, 1999 between the
          Registrant and Dr. Sherman
23.1      Consent of KPMG LLP, Independent Certified Public
          Accountants
23.2*     Consent of Counsel (see Exhibit 5.1)
24.1      Power of Attorney (see page II-6)
27.1      Financial Data Schedule

-------------------------
+ Confidential treatment has been requested for certain portions of this agreement. The omitted portions will be separately filed with the Securities and Exchange Commission.

* To be filed by amendment.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 13th day of March, 2000.

                                          PAIN THERAPEUTICS, INC.

                                          By:        /s/ REMI BARBIER
                                             -----------------------------------
                                                        Remi Barbier,
                                             President, Chief Executive Officer
                                                and Chairman of the Board of
                                                          Directors

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Remi Barbier and David L. Johnson, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
              /s/ REMI BARBIER                 President, Chief Executive  March 13, 2000
---------------------------------------------   Officer and Chairman of
                Remi Barbier                     the Board of Directors
                                                  (Principal Executive
                                                        Officer)

            /s/ DAVID L. JOHNSON                Vice President, Finance    March 13, 2000
---------------------------------------------     and Chief Financial
              David L. Johnson                     Officer (Principal
                                                Financial and Accounting
                                                        Officer)

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
          /s/ GERT CASPRITZ, PH.D.                      Director           March 13, 2000
---------------------------------------------
            Gert Caspritz, Ph.D.

      /s/ NADAV FRIEDMANN, M.D., PH.D.                  Director           March 13, 2000
---------------------------------------------
        Nadav Friedmann, M.D., Ph.D.

       /s/ WILFRED R. KONNEKER, PH.D.                   Director           March 13, 2000
---------------------------------------------
         Wilfred R. Konneker, Ph.D.

          /s/ MICHAEL J. O'DONNELL                      Director           March 13, 2000
---------------------------------------------
            Michael J. O'Donnell

          /s/ SANFORD R. ROBERTSON                      Director           March 13, 2000
---------------------------------------------
            Sanford R. Robertson

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------
 1.1*     Form of Underwriting Agreement
 3.1      Form of Amended and Restated Certificate of Incorporation of
          the Registrant to be in effect upon closing of this offering
 3.2      Form of Bylaws of the Registrant to be in effect upon
          closing of this offering
 4.1*     Form of stock certificates
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2+     License Agreement, dated May 5, 1998, between Registrant and
          Albert Einstein College of Medicine
10.3      Research Agreement dated May 14, 1999 between the Registrant and KP Pharmaceutical Technology, Inc.
10.4      Lease Agreement dated August 25, 1998 between the Registrant and Britannia Pointe Grand Limited Partnership
10.5      1998 Stock Plan, as amended, and form of agreements
          thereunder between the Registrant and certain
          securityholders
10.6*     2000 Employee Stock Purchase Plan
10.7      Second Amended and Restated Investors' Rights Agreement
          dated as of February 1, 2000 between Registrant and the
          holders of its series B and C redeemable convertible
          preferred stock
10.8      Employment Agreement dated July 1, 1998 between the
          Registrant and Mr. Barbier
10.9      Employment Offer Letter dated December 3, 1999 between the
          Registrant and Mr. Jennings
10.10     Employment Offer Letter dated November 23, 1999 between the
          Registrant and Mr. Johnson
10.11     Employment Offer Letter dated March 29, 1999 between the
          Registrant and Dr. Sherman
23.1      Consent of KPMG LLP, Independent Certified Public
          Accountants
23.2*     Consent of Counsel (see Exhibit 5.1)
24.1      Power of Attorney (see page II-6)
27.1      Financial Data Schedule

-------------------------
+ Confidential treatment has been requested for certain portions of this agreement. The omitted portions will be separately filed with the Securities and Exchange Commission.

* To be filed by amendment.